                            STOCK PURCHASE AGREEMENT


                                      among


                   APOLLO REAL ESTATE INVESTMENT FUND IV, L.P.


                                       and


                          KSL FAIRWAYS GOLF CORPORATION


                                       and


                             KSL GOLF HOLDINGS, INC.

                                  TABLE OF CONTENTS

Section                                                                             Page
-------                                                                             ----
1.   PURCHASE AND SALE OF THE SHARES..................................................2
     1.01     PURCHASE OF THE SHARES FROM STOCKHOLDER.................................2
     1.02     FURTHER ASSURANCES......................................................2
     1.03     PURCHASE PRICE FOR THE SHARES; DEPOSIT..................................2
     1.04     ADJUSTMENTS TO PURCHASE PRICE...........................................4
     1.05     CLOSING.................................................................9

2.   REPRESENTATIONS OF STOCKHOLDER REGARDING THE SHARES.............................10

3.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER AND THE COMPANY
     REGARDING THE COMPANY AND THE STOCKHOLDERS......................................11
     3.01     ORGANIZATION...........................................................11
     3.02     CAPITALIZATION OF THE COMPANY..........................................12
     3.03     SUBSIDIARIES...........................................................13
     3.04     AUTHORIZATION..........................................................16
     3.05     FINANCIAL STATEMENTS; ABSENCE OF CHANGES...............................18
     3.06     ABSENCE OF UNDISCLOSED LIABILITIES.....................................20
     3.07     LITIGATION.............................................................21
     3.08     INSURANCE..............................................................22
     3.09     LEASES.................................................................22
     3.10     REAL ESTATE............................................................25
     3.11     ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE...............................28
     3.12     TAX MATTERS............................................................29
     3.13     BOOKS AND RECORDS......................................................31
     3.14     CONTRACTS AND COMMITMENTS..............................................31
     3.15     EMPLOYEE RELATIONS.....................................................35
     3.16     EMPLOYEE BENEFIT PLANS.................................................36
     3.17     BANKING FACILITIES.....................................................39
     3.18     ENVIRONMENTAL REPORTS..................................................39
     3.19     INTELLECTUAL PROPERTY..................................................41
     3.20     INTERCOMPANY DEBT......................................................42
     3.21     INTERCOMPANY AGREEMENTS................................................42
     3.22     PERMITS................................................................42
     3.23     WATER RIGHTS...........................................................43
     3.24     KNOWLEDGE DEFINED......................................................44
     3.25     DISCLOSURE.............................................................44
     3.26     AS-IS SALE; DISCLAIMERS................................................45

                                       i

4.   REPRESENTATIONS OF BUYER........................................................47
     4.01     ORGANIZATION AND AUTHORITY.............................................47
     4.02     AUTHORIZATION..........................................................48
     4.03     REGULATORY APPROVALS...................................................49
     4.04     INVESTMENT REPRESENTATION..............................................49

5.   CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS...........................................49
     5.01     CONFIDENTIALITY........................................................49
     5.02     PUBLIC ANNOUNCEMENTS...................................................50

6.   PRE-CLOSING COVENANTS OF STOCKHOLDER, THE COMPANY AND THE SUBSIDIARIES..........50
     6.01     CONDUCT OF BUSINESS....................................................50
     6.02     ABSENCE OF MATERIAL CHANGES............................................51
     6.03     CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES......................53
     6.04     REPORTS, TAXES.........................................................53
     6.05     NAME CHANGE............................................................54
     6.06     HART-SCOTT-RODINO ACT..................................................54
     6.07     ACCESS TO INFORMATION..................................................54
     6.08     REGULATORY AND OTHER AUTHORIZATION; CONSENTS...........................55
     6.09     FURTHER ACTION.........................................................56
     6.10     NO SOLICITATION........................................................56

7.   CONDITIONS TO OBLIGATIONS OF BUYER..............................................57
     7.01     CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
              AND THE COMPANY; COMPLIANCE WITH COVENANTS AND OBLIGATIONS.............57
     7.02     CONSENT OF LENDERS, LESSORS AND CERTAIN OTHER THIRD PARTIES............57
     7.03     ADVERSE PROCEEDINGS STATUTES, ETC......................................58
     7.04     ABSENCE OF LONG-TERM DEBT, ENCUMBRANCES................................58
     7.05     UPDATE.................................................................58
     7.06     FAILURE OF CONDITIONS..................................................59
     7.07     CLOSING DELIVERIES.....................................................65

8.   CONDITIONS TO OBLIGATIONS OF STOCKHOLDER........................................69
     8.01     CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF BUYER;
              COMPLIANCE WITH COVENANTS AND OBLIGATIONS..............................70
     8.02     CORPORATE PROCEEDINGS..................................................70
     8.03     CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES...................70

                                       ii

     8.04     ADVERSE PROCEEDINGS, STATUTES, ETC.....................................70
     8.05     CLOSING DELIVERIES.....................................................71

9.   INDEMNIFICATION.................................................................71
     9.01     BY STOCKHOLDER.........................................................71
     9.02     BY BUYER...............................................................74
     9.03     CLAIMS FOR INDEMNIFICATION.............................................74
     9.04     DEFENSE BY INDEMNIFYING PARTY..........................................75
     9.05     SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION................76
     9.06     LIMITATIONS ON AMOUNT..................................................76

10.  TAX MATTERS.....................................................................78
     10.01    TERMINATION OF TAX AGREEMENTS..........................................78
     10.02    TAX INDEMNIFICATION BY STOCKHOLDER.....................................78
     10.03    ALLOCATION OF CERTAIN TAXES............................................80
     10.04    COOPERATION ON TAX MATTERS, ETC........................................81
     10.05    TERMINATION OF INDEMNIFICATION.........................................81
     10.06    PREPARATION AND FILING OF TAX RETURNS..................................82
     10.07    ELECTION PURSUANT TO SECTION 338(h)(10)................................83

11.  POST-CLOSING AGREEMENTS.........................................................84
     11.01    EMPLOYEES..............................................................84
     11.02    LIQUOR LICENSES........................................................86
     11.03    EMPLOYEE PLAN TRANSFER.................................................86

12.  TERMINATION OF AGREEMENT; OPTION TO PROCEED; DAMAGES............................86
     12.01    TERMINATION BY LAPSE OF TIME...........................................86
     12.02    TERMINATION BY AGREEMENT OF THE PARTIES................................87
     12.03    TERMINATION BY REASON OF BREACH........................................87
     12.04    DEFAULT BY BUYER.......................................................88
     12.05    DEFAULT BY STOCKHOLDER OR THE COMPANY..................................88
     12.06    EFFECT UPON TERMINATION................................................89

13.  BROKERS.........................................................................89
     13.01    FOR STOCKHOLDER, THE COMPANY AND THE SUBSIDIARIES......................89
     13.02    FOR BUYER..............................................................89

                                       iii

14.  NOTICES.........................................................................90

15.  SUCCESSORS AND ASSIGNS..........................................................92

16.  ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS.......................................92

17.  SEVERABILITY.  .................................................................93

18.  INVESTIGATION OF THE PARTIES....................................................93

19.  EXPENSES........................................................................93

20.  LEGAL FEES......................................................................94

21.  SUBMISSION TO JURISDICTION......................................................94

22.  GOVERNING LAW...................................................................95

23.  NO THIRD-PARTY BENEFICIARIES....................................................95

24.  SECTION HEADINGS.  .............................................................95

25.  COUNTERPARTS.  .................................................................95

26.  LIMITED RECOURSE................................................................95

EXHIBIT A -           Shares of Company and their ownership

EXHIBIT B -           Earnest Money Deposit Escrow Agreement


SCHEDULE 1.03(a) -    KSL's Percentage Liquidation Value; MVP's Percentage
                      Liquidation Value
SCHEDULE 3.03 -       Subsidiaries Owned by the Company
SCHEDULE 3.04 -       Consents Required of Lessors, Lenders, Licensors, etc.
SCHEDULE 3.05 -       Transactions Not in the Ordinary Course
SCHEDULE 3.06 -       Liabilities Not Disclosed by Financial Statements
SCHEDULE 3.07 -       Litigation
SCHEDULE 3.08 -       Insurance Policies/Outstanding Claims
SCHEDULE 3.09(a) -    Leases of Real Property
SCHEDULE 3.09(b) -    Prince William Golf Club
SCHEDULE 3.10(a) -    Addresses and Legal Descriptions of Owned Real Estate
SCHEDULE 3.10(b) -    Permitted Exceptions
SCHEDULE 3.10(c) -    List of Title Insurance Policies and Surveys
SCHEDULE 3.10(d) -    Abatement Proceedings
SCHEDULE 3.11(a) -    Accounts Receivable
SCHEDULE 3.11(b) -    Accounts Payable
SCHEDULE 3.12 -       Tax Matters
SCHEDULE 3.14(a) -    Contracts
SCHEDULE 3.14(d) -    Memberships
SCHEDULE 3.14(e) -    Tournaments, Banquets, etc.
SCHEDULE 3.14(f) -    Agreements Referenced in the Partnership Agreement
                      Remaining in Force or Effect as of the Date Hereof
SCHEDULE 3.15(b) -    Employee Matters
SCHEDULE 3.15(d) -    Payroll
SCHEDULE 3.16(a) -    Employee Benefit Plans
SCHEDULE 3.17 -       Bank Accounts
SCHEDULE 3.18 -       Environmental Reports
SCHEDULE 3.19 -       Intellectual Property
SCHEDULE 3.20 -       Intercompany Debt
SCHEDULE 3.21 -       Intercompany Agreements
SCHEDULE 3.23 -       Water Rights
SCHEDULE 4.02 -       Buyer's Required Consents
SCHEDULE 7.07(m) -    GP Units and LP Units; Percentage Interests
SCHEDULE 10.07 -      KSL Fairways Purchase Price Allocation

                            STOCK PURCHASE AGREEMENT

         The Stock Purchase Agreement (the "AGREEMENT") is made as of the 9th day of August, 1999 by and among APOLLO REAL ESTATE INVESTMENT FUND IV, L.P., a Delaware limited partnership with its principal office at 1301 Avenue of the Americas, 38th Floor, New York, New York 10019 (the "BUYER"), and KSL FAIRWAYS GOLF CORPORATION, a Delaware corporation with its principal office at Suite 300, 9540 Center Street, Manassas, Virginia 22110 (the "COMPANY"), and KSL GOLF HOLDINGS, INC., a Delaware corporation with its principal office at 56-140 PGA Boulevard, La Quinta, California 92253 (the "STOCKHOLDER"), which owns all of the issued and outstanding capital stock of the Company.

                              PRELIMINARY STATEMENT

         A. Stockholder owns the number of the issued and outstanding shares (collectively, the "SHARES") of the common stock, $.01 par value per share (the "COMMON STOCK"), of the Company set forth opposite its name on EXHIBIT A attached hereto, which Shares in the aggregate represent all of the issued and outstanding shares of capital stock of the Company.

         B. Buyer desires to purchase, and Stockholder desires to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1.   PURCHASE AND SALE OF THE SHARES.

              1.1 PURCHASE OF THE SHARES FROM STOCKHOLDER. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "CLOSING"), Stockholder shall sell, transfer, convey, assign and deliver to Buyer, free and clear of any and all covenants, conditions, restrictions, voting arrangements, stockholder or similar agreements, liens, charges, encumbrances, options, adverse claims or rights whatsoever, and Buyer shall purchase, acquire and accept from Stockholder, all of the Shares. At the Closing, Stockholder shall deliver to Buyer certificates evidencing the Shares, duly endorsed in blank or with stock powers duly executed by Stockholder.

              1.2 FURTHER ASSURANCES. At any time and from time to time after the Closing, at Buyer's request and without further consideration, Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as Buyer may reasonably request, more effectively to transfer, convey and assign to Buyer, and to confirm Buyer's title to, all of the Shares, to put Buyer in actual possession and operating control of the assets, properties and business of the Company and the Subsidiaries (as defined in SECTION 3.03 hereof), to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

              1.3  PURCHASE PRICE FOR THE SHARES; DEPOSIT.

                   (a)  Subject to the adjustments provided in this SECTION
1.03 and in SECTION 1.04 hereof, the purchase price to be paid by Buyer for the Company shall be (i) One Hundred Forty-Five Million Dollars
(US$145,000,000.00) (the "PURCHASE PRICE"), of which One

Hundred Forty-One Million Dollars (US$141,000,000) shall be deemed allocated to the Company's Partnership Interests in The Fairways Group L.P. (the "PARTNERSHIP") (such amount to be adjusted in the event less than 100% of the Partnership Interests in the Partnership is owned, directly or indirectly, by the Company) and (ii) the remainder of the Purchase Price (after reduction, if any, in accordance with subsection (i) above) shall be deemed allocated to assets of the Company, other than its interests in the Partnership. For purposes of the preceding sentence, such $141 million shall be adjusted to equal (which adjusted amount shall be referred to as the "Adjusted Partnership Allocation"): $141 million multiplied by the lesser of (A) the Company's Percentage Interest in the Partnership as of the Closing Date or
(B) a fraction, (x) the numerator of which is the percentage of the total proceeds which the Company would receive in the event all of the assets of the Partnership were sold on the Closing Date for an amount equal to $141 million, as adjusted pursuant to the terms of Section 1.04, below (the "DEEMED SALE"), and (y) the denominator of which is the total proceeds which would be distributed to all partners of the Partnership in connection with the Deemed Sale (such fraction, the "KSL PERCENTAGE LIQUIDATION VALUE") (the lesser of (A) or (B) shall be referred to as "KSL's Allocated Interest," and the difference of one (1) minus KSL's Allocated Interest shall be referred to as "MVP's Allocated Interest"). An example of the methodology for determining the foregoing adjustment is set forth in Schedule 1.03(a), attached hereto (which for illustrative purposes only, reflects KSL's Percentage Interest equal to 98.36% and a KSL Percentage Liquidation Value equal to 98.24% which would result in KSL's Allocated Interest at 98.24% and MVP's Allocated Interest at 1.76%). Such example is based upon estimated amounts, which will be subject to change and determined as of the Closing Date, subject to the Post Closing Adjustment.

                   (b) Within three (3) business days after Stockholder and Buyer have fully executed this Agreement, Buyer shall deliver by wire transfer to Chicago Title Insurance Company, 1129 Twentieth Street NW, Washington, D. C. 20036, Attn: Deborah A. Marl ("ESCROW AGENT"), Seven Million Two Hundred Fifty Thousand Dollars (US$7,250,000.00) in immediately available funds as a good faith deposit hereunder. Such deposit, and all interest earned thereon, shall be referred to as the "DEPOSIT". The date that the Deposit is received shall be referred to herein as the "OPENING OF ESCROW". Escrow Agent shall maintain the Deposit in accordance with the terms of the Escrow Agreement attached hereto as EXHIBIT B. Failure of the Buyer to deliver the Deposit to the Escrow Agent within such three (3) business day period shall, at the election of Stockholder, make this Agreement null and void and of no force or effect.

                   (c) At the Closing, Buyer shall (i) direct Escrow Agent to deliver to Stockholder the Deposit and (ii) deliver to Stockholder the full Purchase Price (less the Deposit), subject to the adjustments provided pursuant to this Agreement, by wire transfer of immediately available funds to an account designated by Stockholder.

              1.4  ADJUSTMENTS TO PURCHASE PRICE.

                   (a) No later than three (3) business days prior to the Closing Date, Stockholder shall prepare and deliver to Buyer a statement reflecting the Stockholder's good faith estimate together with a statement setting forth the calculation thereof (the "CLOSING DATE PURCHASE PRICE ADJUSTMENT ESTIMATE") of:

                        (i) the non-intercompany debt of the Company and its Subsidiaries, determined in accordance with generally accepted accounting principles in the United States, as in effect from time to time ("GAAP"), applied on a basis consistent with the Company's May 31, 1999 Consolidated Balance Sheet, as of the Closing Date, PLUS

                        (ii) the capital leases of the Company and its Subsidiaries ("CAPITAL LEASES"), determined in accordance with GAAP, applied on a basis consistent with the Company's May 31, 1999 Consolidated Balance Sheet, as of the Closing Date,

                        (iii) (a) MINUS the Closing Date Net Working Capital (as defined below), in the event the Closing Date Working Capital is a positive number, or
                               (b) PLUS the absolute amount of the Closing
                               Date Net Working Capital in the event the Closing Date Net Working Capital is a negative number (collectively, the "CLOSING DATE PURCHASE PRICE ADJUSTMENT").

              The Purchase Price shall be decreased by the amount of the Closing Date Purchase Price Adjustment Estimate, if positive, and increased by the amount of the Closing Date Purchase Price Adjustment Estimate, if negative. Notwithstanding anything to the contrary contained herein, (i) all components of the Closing Date Purchase Price Adjustment as they relate to the Partnership or its Subsidiaries shall be calculated by netting out the effect of MVP's

Allocated Interest in the Partnership as of the Closing Date and (ii) all references to non-intercompany receivables, non-intercompany liabilities and non-intercompany debt shall include the portion of receivables, liabilities and debt, as the case may be, between and among the Company and its Subsidiaries that is allocable to MVP's Allocated Interest in the Partnership as of the Closing Date.

                   (b) For purposes hereof, "CLOSING DATE NET WORKING CAPITAL" shall be a positive or negative number equal to, as of the Closing
Date:

                        (i) The sum of the book values on the Consolidated Balance Sheet of the Company and its Subsidiaries, determined in accordance with GAAP and consistent with the preparation of the Current Balance Sheet, of: cash and cash equivalents, restricted cash (except as related to insurance claims arising prior to the Closing Date), trade receivables (net of an allowance for doubtful accounts), other current non-intercompany receivables (principally comprising receivables from vendors and prepaid employee commissions), inventories (excluding course supplies inventory), prepaid expenses (excluding prepaid expenses associated with insurance policies that are canceled as of the Closing Date and accounting fees which are the responsibility of Stockholder), other current assets, notes receivable, and prepaid federal and state income taxes of Mequon Country Club, Inc. relating to the time period commencing after the Closing Date; provided, that, notwithstanding the foregoing, such sums shall exclude: (A) all amounts received or receivable after May 31, 1999 with respect to proceeds from condemnation proceedings and proceeds from fire, theft and casualty insurance claims, (B) all principal and accrued interest and other amounts due from Charles K. Staples and Golf South, and (C) all favorable lease values, organizational costs, goodwill and intangible assets, MINUS

                        (ii) The sum of the book value on the Consolidated Balance Sheet of the Company and its Subsidiaries, determined in accordance with GAAP and consistent with the preparation of the Current Balance Sheet, of: the sum of all intercompany debt (other than debt between and among the Company and its Subsidiaries, except as to the portion of any such debt that is allocable to MVP's Allocated Interest in the Partnership as of the Closing Date, which portion shall be included in intercompany debt) that is not satisfied in full as of the Closing and all non-intercompany liabilities (consisting of accounts payable, accrued liabilities, accrued interest payable, deposits, member deposits and deferred income) other than the following: non-intercompany debt, Capital Leases, federal and state income tax liabilities associated with the Company and its Subsidiaries, (with the exception of Mequon Country Club, Inc.), audit and accounting fees accrued for the period ending on the Closing Date, and any accrued liabilities associated with insurance and tax matters which are not transferred to Buyer; PROVIDED, HOWEVER, notwithstanding anything to the contrary herein, the definition of Closing Date Working Capital shall exclude all accounts receivable and payable which are not assumed or acquired by Buyer in accordance with the terms of this Agreement.

                   (c) Within seventy-five (75) days after the Closing Date, the Stockholder shall cause to be prepared by Deloitte & Touche LLP and delivered to Buyer an audited combined consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the "CLOSING BALANCE SHEET"), prepared in accordance with GAAP applied in a manner consistent with the Audited Financial Statements, which sets forth the book values of the assets and liabilities of the Company and its Subsidiaries as of the Closing Date, and a calculation of the Post Closing Adjustment to the Purchase Price, including a schedule setting forth the KSL Percentage Liquidation Value, the Company's Percentage Interest in the Partnership, KSL's Allocated Interest and MVP's Allocated Interest prepared in a manner consistent with SCHEDULE 1.03(a). The "POST CLOSING ADJUSTMENT" shall be a positive or negative number equal to: (i) the actual amount of the Closing Date Purchase Price Adjustment, minus (ii) the Closing Date Purchase Price Adjustment Estimate. If the Post Closing Adjustment is a positive number, then Stockholder shall pay to the Buyer the dollar amount of the Post Closing Adjustment. If the Post Closing Adjustment is a negative number, then Buyer shall pay to Stockholder the dollar amount of the Post Closing Adjustment. Without limiting the foregoing, the Post Closing Adjustment shall also include any adjustment to the Adjusted Partnership Allocation resulting from a change in KSL's Allocated Interest.

                   (d) Buyer and its independent public accountants, PriceWaterhouseCoopers (or such other "Big Five" accounting firm designated by Buyer) shall be entitled to make an independent review of the Closing Balance Sheet and related calculation of the Post Closing Adjustment and shall, during the thirty (30) day period after delivery of the Closing Balance Sheet and related calculation of the Post Closing Adjustment (the "REVIEW PERIOD"), have access to all relevant work papers of the Company and Deloitte & Touche LLP used to audit the Closing Balance Sheet and the Post Closing Adjustment (access to the work papers of Deloitte & Touche LLP shall be as permitted by Deloitte & Touche LLP's standard operating procedures).

                   (e) Before expiration of the Review Period, Buyer shall deliver to Stockholder Buyer's written objections, if any, to the calculation of the Closing Balance Sheet or the Post Closing Adjustment, together with details of the disputed items (the "DISPUTED ITEMS") set forth in the Closing Balance Sheet and the proposed adjustments to such items. If Buyer fails to provide written notice of objection prior to the end of the Review Period, then the Closing Balance Sheet and the calculation of the Post Closing Adjustment prepared by Deloitte & Touche LLP shall be final and binding on all the parties. If Buyer so notifies Stockholder prior to the end of the Review Period of Buyer's disagreement with the calculation of the Post Closing Adjustment or the Closing Balance Sheet prepared by Deloitte & Touche LLP, then Buyer and Stockholder shall attempt to reach agreement with respect to the Disputed Items. In the event Buyer and Stockholder are unable to reach agreement on the Disputed Items, then either party shall be entitled to refer the matter to a nationally recognized accounting firm, independent of Buyer and Stockholder, mutually agreed upon by Buyer and Stockholder, provided, that if Buyer and Stockholder are unable to agree upon the identity of such accounting firm within a period of fifteen (15) days from the receipt by one party of the other party's written notice that, despite their efforts to resolve such disagreement, Buyer and Stockholder have been unable to resolve the Disputed Items, such disagreement shall be referred to one of the "Big Five" accounting firms which are independent of the Buyer and the Stockholder (the "ARBITRATING ACCOUNTANT"). The Arbitrating Accountant shall determine the Disputed Items and calculate the Post Closing

Adjustment within twenty (20) days after the Disputed Items are submitted to it, and such determination shall be final and binding upon all the parties. The fees and expenses of the Arbitrating Accountant shall be paid 50% by Buyer and 50% by Stockholder.

                   (f) The amount of the Post Closing Adjustment as finally determined shall be paid by wire transfer or other immediately available funds, within five (5) business days after final determination of the Post Closing Adjustment.

              1.5 CLOSING. The Closing shall take place at the offices of Hale and Dorr LLP, Suite 1000, 1455 Pennsylvania Avenue, N.W., Washington, D.C. 20004 at 10:00 a.m., Washington, D.C. local time, on the tenth (10th) day after all conditions set forth in SECTIONS 7 and 8 have been satisfied or waived, provided that such date shall not be earlier than forty-five (45) days from the date of execution of this Agreement, or at such other place, time or date as may be mutually agreed upon in writing by the parties (the "CLOSING DATE"). The transfer of the Shares by Stockholder to Buyer shall be deemed to occur at 9:00 a.m., Washington, D.C. local time, on the Closing Date.

         20   REPRESENTATIONS OF STOCKHOLDER REGARDING THE SHARES.

              Stockholder represents and warrants to Buyer as follows:

              (a) Stockholder has good and marketable title to the Shares which are to be transferred to Buyer pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting arrangements, stockholder or similar agreements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. EXHIBIT A attached hereto sets forth a true and correct description of all Shares owned by Stockholder.

              (b) Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Stockholder has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and, upon consummation of the purchase contemplated hereby, Buyer will acquire from Stockholder good and marketable title to the Shares, free and clear of all covenants, conditions, restrictions, voting arrangements, stockholder or similar agreements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Certified copies of the Certificate of Incorporation and the Bylaws of Stockholder, as amended to date, have been previously delivered to Buyer, are complete and correct, and no amendments have been made hereto or have been authorized since the date thereof.

              (c) Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by Stockholder or the transfer, conveyance and sale of the Shares to Buyer pursuant to the terms hereof.

              (d) Except as set forth in SECTION 13 hereof, no broker or finder has acted for Stockholder in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Stockholder.

         30   REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER AND
THE COMPANY REGARDING THE COMPANY AND THE STOCKHOLDERS.

              Stockholder and the Company, jointly and severally, represent, warrant and covenant to Buyer that, as of the date hereof:

              3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the Certificate of Incorporation and Bylaws of the Company, as amended to date, have been previously delivered to Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

              3.2  CAPITALIZATION OF THE COMPANY.

                   The Company's authorized capital stock consists of one thousand (1,000) shares of Common Stock, $.01 par value per share, of which one thousand (1,000) shares are issued and outstanding on the date hereof and held of record and beneficially by Stockholder. All such issued and outstanding shares of Common Stock have been and on the Closing Date will be duly authorized, validly issued and are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. There are no restrictions on voting or transfer of the Shares, and none of the Shares were issued in violation of the preemptive rights of any past or present stockholder, whether contractual or statutory. Prior to the date of this Agreement, the Company delivered to the Buyer true and complete copies of the stock certificates and stock ledger of the Company as in effect as of the date hereof. There are not, and on the Closing Date there will not be, outstanding
(i) any options, warrants or other rights to purchase from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. No shares of the issued and outstanding shares of Common Stock are held in the treasury of the Company.

              3.3  SUBSIDIARIES.

                   (a)  SCHEDULE 3.03 attached hereto sets forth:

                        (i) the name and percentage ownership by the Company of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a "SUBSIDIARY" and, collectively, the "SUBSIDIARIES") and as to any partnership or limited liability company Subsidiaries, the capital accounts of all partners/members therein and in the case of the Partnership, the names of each of the partners, the number of GP Units and LP Units held by each partner, the Percentage Interest of each partner and the total number of Outstanding Units, as those capitalized terms are defined in the Agreement of Limited Partnership of the Partnership;

                        (ii)   the jurisdiction of incorporation or
formation, capitalization and ownership of each Subsidiary;

                        (iii) the names of the officers and directors of each Subsidiary; and

                        (iv) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

                   (b) Except as set forth in SCHEDULE 3.03, the Company owns of record and beneficially all of the outstanding shares of capital stock (or as to non-corporate Subsidiaries, all of the equity interests) of each of the Subsidiaries identified on SCHEDULE 3.03 as being owned by the Company, free and clear of all covenants, conditions, restrictions, voting arrangements, stockholder or similar arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

                   (c) Each of the Subsidiaries is a corporation or other entity duly organized and validly existing and in good standing under the laws of the state of its incorporation or organization and has all requisite power and authority to own its properties and carry on its business as now being conducted. Each of the Subsidiaries is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the charter, bylaws and other governing instruments of the Subsidiaries (including, without limitation, partnership agreements in the case of partnership Subsidiaries and the unit holder agreements in the case of the Partnership, and all agreements referenced therein), each as amended to date, have been previously delivered to Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date of such delivery. The Company does not own any capital stock of, or other equity interest in, any corporation, partnership or other entity, other than the Subsidiaries. The shares of capital stock (and other equity interests) of each Subsidiary as set forth in SCHEDULE 3.03 have been duly authorized, validly issued and are fully paid and non-assessable and were issued in compliance with applicable federal and state securities laws. There are no restrictions on voting or transfer of the shares of capital stock (or other equity interests) of any of the Subsidiaries, and none of the capital stock (or other equity interests) of the Subsidiaries was issued in violation of the preemptive rights of any past or present stockholder, whether contractual or statutory. Prior to the date of this Agreement, Stockholder has delivered to Buyer true and complete copies of the stock certificates and stock ledgers (or the equivalent thereof in the case of any noncorporate Subsidiaries) of the Subsidiaries as in effect as of the Closing Date.

                   (d) Except as set forth in SCHEDULE 3.03, none of the Subsidiaries holds shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding any (i) options, warrants or other rights with respect to the capital stock or other equity of any of the Subsidiaries, (ii) any securities convertible into or exchangeable for shares of such stock or other equity, or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or other equity or options, warrants or other securities of any of them.

                   (e) The amount of the Capital Account (as that term is defined in the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 6, 1993, as amended by the First Amendment to Third Amended and Restated Agreement of Limited Partnership entered into as of January 10, 1996, and Amendment to Third Amended and Restated Agreement of Limited Partnership dated as of January 1, 1999 (the "PARTNERSHIP AGREEMENT")) as of October 31, 1998 of each partner of the Partnership is as shown on SCHEDULE 3.03. The Stockholder's good faith estimate of the amount of the Capital Account as of May 31, 1999 of each partner of the Partnership is shown on SCHEDULE 3.03.

                   (f) No event, including, without limitation, any contribution to or distribution from the Partnership or any restatement of Capital Accounts, has taken place since October 31, 1998 through the date of this Agreement, and none shall take place through the Closing Date, that would result in a credit, debit or any other adjustment to any such Capital Account as shown on SCHEDULE 3.03 other than a credit or debit, as the case may be, to each partner's Capital Account of such partner's distributive share, as determined in accordance with the respective Percentage Interests of each partner as shown on Schedule 3.03, of the Profits or Losses of the Partnership (as those terms are defined in the Partnership Agreement) realized in the ordinary course of the Partnership's business and to give effect to the ultimate transfer of the Partnership Interest of the Fairways Group Associates to the Company.

                   (g) The Capital Account, as so adjusted in accordance with Section 3.03(f) above, and LP Units of Michael S. Shannon, Trustee for KSL Recreation Corporation, as shown on Schedule 3.03, will be transferred to the Company on or before the Closing Date.

                   (h) No later than three (3) business days prior to the Closing Date, the Stockholder shall deliver to the Buyer a certificate reflecting the Stockholder's good faith estimate of the Capital Accounts, LP Units and GP Units and Percentage Interests of each of the partners of the Partnership and the KSL Percentage Liquidation Value, KSL's Allocated Interest and MVP's Allocated Interest as of the Closing Date together with a statement setting forth the calculation thereof. Such certificate shall be attached to this Agreement and be deemed a part of SCHEDULE 3.03.

              3.4 AUTHORIZATION. The execution and delivery by the Company and the Stockholder of this Agreement and the agreements contemplated herein, the performance by the Company and the Stockholder of their respective obligations hereunder and thereunder and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action on the part of the Company and the Stockholder. This Agreement has been duly executed and delivered by the Company and Stockholder. Assuming the due authorization, execution and delivery by Buyer, this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company or Stockholder is a party constitute the valid and legally binding obligations of the Company and Stockholder, enforceable against them in accordance with their respective terms. The execution, delivery and performance by the Company and the Stockholder of this Agreement and the agreements provided for herein, and the consummation by the Company and Stockholder of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of the Certificate of Incorporation or Bylaws of the Company or Stockholder; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator binding upon the Company or Stockholder; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company or any Subsidiary pursuant to any indenture, mortgage, deed of trust or other instrument or agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is or may be bound. Except as set forth on SCHEDULE 3.04, the execution and delivery by the Stockholder does not and the execution, delivery and performance of this Agreement by the Stockholder will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any federal, state, local, or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), if applicable. SCHEDULE 3.04 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that may be required in connection with the consummation by the Company and the Stockholder of the transactions contemplated by this Agreement. On or before the Closing Date, the Company or the Stockholder will use commercially reasonable efforts to deliver the consents and approvals described in paragraphs 1 and 7 of SCHEDULE 3.04 hereof. Buyer agrees to provide

Stockholder such information (including, without limitation, financial information) and materials as the party(ies) providing such consents and approvals reasonably requires to consider the request for such consent or approval and further agrees to cause the Company and the Subsidiaries to ratify and confirm their existing obligations to any such party.

              3.5  FINANCIAL STATEMENTS; ABSENCE OF CHANGES.

                   (a) Stockholder has previously delivered to Buyer the audited balance sheet of KSL Recreation Group, Inc. ("KSL REC GROUP") and its subsidiaries as of October 31, 1998 and October 31, 1997 and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of KSL Rec Group for the fiscal years then ended, which include supplemental schedules showing the Stockholder as a separate column, and the audited balance sheet of the Company and the Subsidiaries as of October 31, 1995 and October 31, 1996 and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Company for the fiscal years then ended (collectively, the "AUDITED FINANCIAL STATEMENTS"). Stockholder has also previously delivered to Buyer the unaudited balance sheet of the Company and the Subsidiaries as of May 31, 1999 (the "CURRENT BALANCE SHEET") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Company and the Subsidiaries for the seven month period then ended, together with the notes thereto (collectively, the "CURRENT FINANCIAL STATEMENTS"). The Audited Financial Statements and the Current Financial Statements to be delivered pursuant to this Agreement are hereinafter referred to as the "FINANCIAL STATEMENTS". The Financial Statements have been prepared in accordance with GAAP applied consistently with past practices and, in the case of the Audited Financial Statements, have been certified by Deloitte & Touche LLP, the Company's independent public accountants, and, in the case of the Current Financial Statements, have been certified by the Company's chief financial officer.

                   (b) The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Company and the Subsidiaries and the results of operations of the Company's and the Subsidiaries' business for the periods indicated. The Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses.

                   (c) Except as set forth on SCHEDULE 3.05, since the date of the Current Balance Sheet, the Company and its Subsidiaries have operated in the ordinary course of business, consistent with past practice, and neither the Company nor any of the Subsidiaries have taken any of the actions which, were they to occur after the date hereof, would require the consent of Buyer pursuant to SECTION 6.02. The Company and its Subsidiaries shall permit Buyer, and its agents and representatives, prior to the Closing, reasonable access to the general managers of the Real Estate and Leased Real Property to enable Buyer to confirm such operation in the ordinary course, provided that Buyer shall coordinate any site visits through the appropriate regional manager of the Partnership and any such site visits or other communications with the general managers shall not interfere with the operation of the golf club located on such Real Estate or Leased Real Estate or the ability of such general manager to perform his or her responsibilities to the Company. In furtherance of the foregoing, and not in limitation thereof,

Stockholder agrees that it shall (a) cause its executive officers and regional managers to be responsive to inquiries and requests for documentation made by Buyer from the date hereof through the Closing Date, subject to the preceding qualifications concerning interference with such employee's ability to perform his or her obligations to the Company and the Subsidiaries, (b) permit Buyer to interview employees from the date hereof through the Closing Date upon reasonable prior notice to the Company and so long as such interviews do not interfere with each such employee's ability to perform his or her obligations to the Company and its Subsidiaries, and (c) commencing on the date ten (10) days prior to the Closing Date and through the Closing Date, Buyer may install "shadow management" at each of the Properties, provided that such persons do not interfere with the operation of the Properties, shall not represent themselves to be an employee or agent of the Company or any Subsidiary or any Property, and shall not talk with any invitees of the Company or the Subsidiaries.

                   (d) The amounts shown as accrued for current and deferred income and other taxes in the Audited Financial Statements (as they apply to Mequon Country Club) are sufficient for the payment of all such accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable, whether disputed or not, for the applicable period then ended and periods prior thereto.

              3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent (a) reflected and reserved against in the Current Balance Sheet, (b) set forth on SCHEDULE 3.06 attached hereto, (c) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount, or (d) specifically disclosed or referenced in any

Schedule attached to this Agreement, neither the Company nor any of the Subsidiaries has any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Company and the Subsidiaries taken as a whole. For purposes of this SECTION 3.06, "material" means any amount which, in the aggregate, is in excess of One Hundred Fifty Thousand Dollars ($150,000).

              3.7 LITIGATION. Except as set forth on SCHEDULE 3.07, neither the Company nor any Subsidiary is a party to, or subject to the provisions of, any judgment, order, writ, injunction, decree or award (collectively, an "ORDER") of any court, arbitrator or governmental or regulatory official, body, or authority, which Order was issued specifically with respect to any portion of the Real Estate or Leased Real Estate, as opposed to Orders issued with respect to golf courses generally that are similarly located and not owned by Stockholder or a Subsidiary. Except as set forth on SCHEDULE 3.07 attached hereto (a) there is no action, suit or proceeding to which the Company or any of the Subsidiaries is a party (either as a plaintiff or defendant) pending or, to the Company's and the Stockholder's knowledge, threatened before any court or governmental agency, authority, body or arbitrator and, to the Company's or the Stockholder's knowledge, there is no basis for any such action, suit or proceeding; and (b) neither the Company nor any of the Subsidiaries, nor, to Stockholder's knowledge, any officer, director or employee of any of the foregoing, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company or any of the Subsidiaries. Stockholder shall remain liable for any and all claims brought against the Company or any Subsidiary and arising from events occurring prior to the Closing Date. Following the Closing, Stockholder shall have the right to direct, defend and manage all such claims and Stockholder shall indemnify, defend and hold the Company and the Subsidiaries harmless from and against any and all liability arising from such claims, including, without limitation those claims and matters set forth on SCHEDULE 3.07. As a condition to such indemnification, Buyer shall cause the Company and the Subsidiaries to make available such information and witnesses as are required by Stockholder to defend any such claims, without expense to Stockholder.

              3.8 INSURANCE. SCHEDULE 3.08 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company or any of the Subsidiaries (collectively, the "INSURANCE POLICIES"). To the Company's and the Stockholder's knowledge, the Insurance Policies are in full force and effect, all premiums presently due on the Insurance Policies or renewals thereof have been paid, and there is no default under the Insurance Policies. Except as set forth on SCHEDULE 3.08, neither the Company nor any of the Subsidiaries has any outstanding claims or any dispute with any insurance carrier regarding claims, settlements or premiums.

              3.9  LEASES.

                   (a) SCHEDULE 3.09(a) attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property ("LEASED REAL PROPERTY"), identifying separately each ground lease to which the Company or any of the Subsidiaries is a party (individually, a "LEASE" and collectively, the "LEASES"). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, have previously been delivered by Stockholder or the Company to Buyer. With the exception of the lease for the Company's corporate headquarters in Manassas, Virginia (the stated term of which lease has expired), the Leases are in full force and effect and are binding and enforceable against the Company and the Subsidiaries and, to Stockholder's knowledge, against the lessor thereof, in accordance with their respective terms, all rents and other amounts presently due and payable pursuant to the Leases have been paid and, except as set forth on SCHEDULE 3.09(a), have not been modified or amended since the date of delivery to Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured and neither the Company nor any of the Subsidiaries, nor to the Company's and the Stockholder's knowledge, the lessor thereof, is in default thereunder, with the exception that the Company may be deemed in default of the lease for the Prince William Golf Club by virtue of a non-monetary issue. Neither the Company nor any of the Subsidiaries is obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on SCHEDULE 3.09(a), will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease.

                   (b) In the event that the lease between the Partnership, as lessee, and Prince William County Park Authority, as lessor, is terminated by the lessor by reason of (i) any default by the Partnership first occurring prior to the Closing Date, or (ii) the transaction described herein, Stockholder shall pay to Buyer on the first day of each calendar month following the date the Partnership is no longer operating the Prince William Golf Club as a result of such lease termination through November 22, 2002, the amount for such calendar month set forth on SCHEDULE 3.09(b) attached hereto and made a part hereof. Any payments due under this
Section 3.09 which are not timely paid when due in accordance with SECTION 3.09(b) shall accrue interest at a rate of ten percent (10%) per annum. In the event the lessor alleges that it is entitled to terminate the Prince William lease for either of the reasons described in the preceding clauses
(i) or (ii), Buyer agrees that it shall notify Stockholder in writing within five (5) business days after the date on which notification of any such claim (whether such claim is verbal or written) is received by any of the Chairman, President, Chief Operating Officer or Chief Executive Officer of Meadowbrook Golf Group, Inc. ("Meadowbrook") or any officer, director or partner (as applicable) of Buyer or its general partners (collectively, the "Subject Persons") and Buyer shall cooperate with Stockholder if Stockholder seeks to contest such effort to terminate the lease, which contest shall be made at Stockholder's sole cost and expense; provided that, in the event the Stockholder has alleged that the Buyer has breached its obligations under this SECTION 3.09, Buyer may jointly participate in any such contest. Without the written consent of Stockholder, Buyer will not permit the Partnership to surrender the Prince William Golf Club voluntarily or waive any legal defense to a claim made by the lessor under such lease.

                   (c) Buyer agrees that the Subject Person shall not, prior to May 22, 2002, initiate contact or direct any employee of Meadowbrook, Buyer or any affiliate of such entities to institute contact with the lessor of the Prince William Golf Club to discuss a potential renewal of such lease or management by Buyer or its affiliates or to discuss any non-monetary default which may exist as of the Closing. In the event that the Chairman, President, Chief Operating Officer or Chief Executive Officer of Meadowbrook obtains knowledge of any other individual affiliated with Meadowbrook, Buyer or any affiliate thereof initiating such contact, Buyer shall notify Stockholder of such contact within five (5) business days after such knowledge is obtained and direct the individual who has initiated such contact to cease and desist with respect to any further efforts concerning such renewal or management (it being agreed by the parties that any such contact by such other individuals shall not invalidate the Stockholders obligations under this SECTION 3.09(c)). Prior to May 22, 2002, Buyer may respond to any inquiries made by the lessor in accordance with the lease, but if asked, none of the Subject Persons shall express, nor direct any employee of Meadowbrook, Buyer or any affiliate of such entities to express, any affirmative interest in discussing a renewal of the lease and Buyer shall notify Stockholder of any such inquiry within five (5) business days after any Subject Person has learned of such inquiry. Subject to the foregoing, the Buyer and the Subject Persons shall not otherwise be prohibited from communicating with the lessor in the ordinary course of business.

                   (d) Notwithstanding anything to the contrary herein each of the parties submits to the exclusive jurisdiction of the United States Federal District Court, Eastern District of Virginia solely for the purposes of any suit, action or other proceeding arising under Sections 3.09(b) or (c).

              3.10  REAL ESTATE.

                   (a) SCHEDULE 3.10(a) attached hereto contains a true, correct and complete list of the addresses and legal descriptions of all real property owned by the Company or any Subsidiary (the "REAL ESTATE"). For purposes of this Agreement, "Real Estate" shall mean: (i) real property set forth on SCHEDULE 3.10(a) hereto or purchased since the date of this Agreement (collectively, the "LAND"); (ii) all existing buildings, structures and other improvements located upon the Land and Leased Real Property owned or leased by the Company or its Subsidiaries, including without limitation all clubhouse buildings, maintenance facilities, golf courses, driving ranges, practice areas, landscaping improvements, man-made lakes, irrigation systems (including sprinklers, pipe, and fittings), lakeliners, pumps, flood control works, paving, walkways, road improvements, parking facilities and all other improvements of whatever kind owned by the Company or its Subsidiaries which have previously been made, installed or erected and are now located on the Land (collectively, the "IMPROVEMENTS"); and (iii) all appurtenances, hereditaments, easements, reversionary rights, and all other rights, privileges, and entitlements belonging to or running with the Land owned by the Company or its Subsidiaries (collectively, the "APPURTENANCES.") On the Closing Date, the Company or the relevant Subsidiary will have good, clear, record and marketable fee simple title to the Real Estate and a marketable leasehold interest in the Leased Real Property, free and clear of all liens, encumbrances, easements, restrictions, tenancies, agreements or other obligations affecting the Real Estate, other than the exceptions set forth on SCHEDULE 3.10(b) (the "PERMITTED EXCEPTIONS"); provided, however, in no event, whether or not included in SCHEDULE 3.10(b), shall the Permitted Exceptions include any monetary liens or encumbrances other than the encumbrance in the approximate amount of $3,215,000 with respect to the Gauntlet and the deed of trust lien in favor of Kiln Creek Golf and Country Club Limited Partnership and encumbering Kiln Creek Golf and Country Club. No affiliate or related entity of the Company (other than the Subsidiaries) has any interest in the Real Estate or Leased Real Property.

                   (b) Stockholder has not received written notice of any pending or threatened condemnation or eminent domain proceeding with respect to the Real Estate and the Leased Real Property (collectively, the "PROPERTIES") or any part thereof, or of any sale or other disposition of any of the Properties or any part thereof in lieu of condemnation.

                   (c) SCHEDULE 3.10(c) sets forth a true, correct and complete list of all of the Company's or Subsidiaries' existing title insurance policies and surveys, if any, with respect to the Real Estate and Leased Real Property, copies of which have previously been made available by Stockholder or the Company to Buyer. Such title insurance policies have been validly issued to the Company or the Subsidiaries in amounts at least equal to the purchase price paid for such Property by the owner thereof or, if acquired through merger, the stipulated value thereof, and are in full force and effect, no claim has been made against any such policy, and neither the Company nor the Stockholder has any knowledge of any facts or circumstances which would constitute the basis for any material claim.

                   (d) TAXES. Except as set forth on SCHEDULE 3.10(d), there are no outstanding abatement proceedings or appeals to which the Company or its Subsidiaries are a party with respect to the assessment of any of the Properties for the purpose of real property taxes, and there are no agreements with any Governmental Authority to which the Company or its Subsidiaries are a party with respect to such assessment or tax rates on any of the parties.

                   (e) OPTIONS; RIGHTS OF FIRST REFUSAL. Except as set forth on SCHEDULE 3.04, none of the Company or the Subsidiaries is a party to, or is obligated under, any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Properties or any portion thereof or interest therein to any person or entity, other than a right of first refusal encumbering Birkdale Golf Club and described in
SCHEDULE 3.10(b), which right of first refusal does not apply to this transaction.

                   (f) VIOLATION OF LAW. None of the Company or the Subsidiaries has received, within the twenty-four (24) month period prior to the date of this Agreement, any written notices from any Governmental Authority stating or alleging that any of the Properties or the Improvements were constructed, or are being operated, in violation of applicable law.

                   (g) IMPROVEMENTS. To the knowledge of Stockholder and the Company, as of the date hereof, there are no material defects in the Improvements that render any of such Improvements incapable of fulfilling its intended function. Buyer agrees that an Improvement is not deemed to be incapable of fulfilling its intended function simply because there has been deferred maintenance with respect to such Improvement, that such Improvement requires ongoing repair in order to operate, or that such Improvement may be at or beyond its intended useful life.

              3.11  ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.

                   (a) Schedule 3.11(a) attached hereto sets forth a true, correct and complete list of the accounts and notes receivable of the Company and the Subsidiaries (the "ACCOUNTS RECEIVABLE") as of the date such report was prepared, including the aging thereof as of the date hereof. All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business.

                   (b) SCHEDULE 3.11(b) sets forth a true, correct and complete list of all accounts payable to the Company and its Subsidiaries, as of the date such report was prepared, all of which arose in the ordinary course of business.

              3.12  TAX MATTERS.

                   (a)(i) Within the times and in the manner prescribed by law, the Company and each of the Subsidiaries have filed all Tax (as defined in SECTION 10.01) returns required to be filed, provided that Stockholder discloses that it has not caused any Subsidiary that exists solely to hold a liquor license to file any tax return;

                   (ii) Except as set forth on SCHEDULE 3.12 attached hereto, the Company and each of the Subsidiaries have paid all Taxes which have become due or which have been claimed to be due prior to the Closing Date, and have made provision, in accordance with GAAP, for all Taxes owed or accrued through the Closing Date (including, without limitation, any supplemental, additional or other real property tax, whether or not currently due or payable, attributable to any change of ownership of any of the Company or its Subsidiaries or of any of their assets prior to the Closing Date, but excluding Taxes payable by Stockholder as a consequence of the sale transaction described herein);

                   (iii) Tax returns filed by the Company and the Subsidiaries for the taxable years ending 1994 through 1997 constitute complete and accurate representations of the respective Tax liabilities of the Company and the Subsidiaries for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to their future tax liabilities, including the tax bases of their properties and assets;

                   (iv) Neither the Company nor any of the Subsidiaries has waived or extended any applicable statute of limitations relating to the assessment of Taxes;

                   (v) Except as set forth on SCHEDULE 3.12 attached hereto, no examinations of the Tax returns of the Company or any of the Subsidiaries is currently in progress nor, to the knowledge of Stockholder, threatened and no deficiencies have been asserted or assessed against either the Company or any of the Subsidiaries as a result of any audit by the Internal Revenue Service or any state or local taxing authority and, to the best knowledge of Stockholder, no such deficiency has been proposed or threatened;

                   (vi) Stockholder has delivered to Buyer copies of any and all written tax sharing agreements or arrangements between the Company or any Subsidiary and each common parent of any affiliated group filing a consolidated federal income Tax return of which any of the Company and its subsidiaries is or has been a member, any affiliate, or any third party. None of the Company and its Subsidiaries (A) has been a member of any affiliated group filing a consolidated federal income Tax return, other than a group the common parent of which is KSL Recreation Corporation, or (B) has any liability for the Taxes of any person (other than any of the

Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                   (vii) Each affiliated group filing a consolidated federal income Tax return of which any of the Company and its Subsidiaries is or has been a member has filed all material income Tax returns that it was required to file for each taxable period during which any of the Company and its Subsidiaries was a member of the group. All such Tax returns were correct and complete (A) in all respects in so far as they relate to any of the Company and its Subsidiaries and (B) in all material respects in so far as they do not relate to the Company and its Subsidiaries. All material income Taxes owed by any such affiliated groups have been paid, or have been accrued, for each taxable period during which any of the Company and its Subsidiaries was a member of the group.

                   (b) SCHEDULE 3.12 attached hereto sets forth those taxable years for which the Tax returns of the Company and the Subsidiaries have been reviewed or audited by applicable federal, state or local taxing authorities and those tax years for which said Tax returns have received clearances or other indications of approval from applicable federal, state or local taxing authorities.

              3.13 BOOKS AND RECORDS. The general ledgers and books of account of the Company and the Subsidiaries, all federal, state and local income, franchise, property and other tax returns filed by the Company and the Subsidiaries are in all material respects complete and correct and have been maintained in accordance with applicable procedures required by laws and regulations. The Company shall cause physical possession of the originals of such books and records to be delivered to Buyer at Closing, provided that Stockholder may retain a photocopy of such books and records and Buyer shall provide Stockholder access to such books and records for a period of three (3) years after the Closing Date, upon reasonable notice, with the right to make copies thereof, at Stockholder's expense.

              3.14  CONTRACTS AND COMMITMENTS.

                   (a) SCHEDULE 3.14(a) attached hereto contains a true, complete and correct list and description of the following contracts and agreements, including all amendments, modifications and supplements thereto, whether written or oral (collectively, the "CONTRACTS", which term does not include Leases):

                        (i) all loan agreements, indentures, mortgages and guaranties or other documents evidencing or creating liability or indebtedness for borrowed money to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their property is bound;

                        (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment lease obligations, personal property leases and lease purchase agreements to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their property is bound;

                        (iii) all contracts, agreements and purchase orders to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their property is bound that are not terminable within sixty (60) days (or less) prior notice and without payment of any termination fee or penalty or any amounts due at termination in excess of $25,000, which (A) involve payments or receipts by the Company or any of the Subsidiaries within any year of more than $10,000 in the case of any single contract, agreement or purchase order under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company or any of the Subsidiaries;

                        (iv)   all collective bargaining agreements,
employment and consulting agreements, severance agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their property is bound;

                        (v) all leases, whether operating, capital or otherwise, under which the Company or any of the Subsidiaries is lessor or lessee which involve payments or receipts of more than $5,000 per year in the case of any single lease;

                        (vi) partnership agreements and joint venture agreements to which the Company or any Subsidiary is a party;

                        (vii) agreements granting to any third party a first-refusal, first-offer or other right to purchase or acquire any of the Properties;

                        (viii) agreements materially limiting or restricting the ability of the Company or any Subsidiary or, to the Company's and Stockholder's knowledge, any employee of the Company or any Subsidiary, to enter into or engage in any market or line of business;

                        (ix) agreements with federal, state, local, regulatory or other governmental entity;

                        (x) agreements containing a provision to indemnify any person or entity or assume any tax, environmental or other liability (other than the various purchase and sale agreements pursuant to which the Properties were acquired); and

                        (xi)   any agreement to enter into any of the
foregoing.

                   (b) True and complete copies of the contracts and agreements disclosed pursuant to SECTION 3.14(a) hereof and the memberships disclosed pursuant to SECTION 3.14(d) have been made available to the Buyer.

                   (c)  Except as set forth on SCHEDULE 3.14(a):

                        (i) each Contract is a valid and binding agreement of the Company or the relevant Subsidiary, enforceable against the Company or the relevant Subsidiary in accordance with its terms and, to Stockholder's knowledge, is valid and binding on the other parties thereto and in full force and effect in accordance with its respective terms; and

                        (ii) the Company or the relevant Subsidiary is not in breach of or default under any Contract, which default could have a material effect on the conduct of the business of the Company or the relevant Subsidiary and to the Company's and Stockholder's knowledge, no other party thereto is in breach thereof or default thereunder.

                   (d) As of the date hereof, there are no membership contracts, licenses, rights to use or other agreements in effect with respect to any of the golf courses operated by the Company or the Subsidiaries on any of the Real Estate or Leased Real Property (a "GOLF COURSE") to any party, other than the memberships described on SCHEDULE 3.14(d) (the "MEMBERSHIPS") and the events identified on SCHEDULE 3.14(e); and

                   (e) SCHEDULE 3.14(e) sets forth all tournaments, banquets or similar events which, pursuant to a contract or otherwise, are scheduled to be held at any of the Golf Courses after the scheduled Closing Date, the proposed date of each such event and the amount of any deposit made with respect to such event.

                   (f) SCHEDULE 3.14(f) sets forth all agreements referenced in the Partnership Agreement (as defined in SECTION 7.07(m) hereof) which remain in force or effect as of the date hereof.

              3.15  EMPLOYEE RELATIONS.

                   (a) To Stockholder's knowledge, the Company and each of the Subsidiaries is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

                   (b) Except as set forth on SCHEDULE 3.15(b) attached hereto:

                        (i) none of the employees of the Company or the Subsidiaries is represented by any labor union;

                        (ii) there is no unfair labor practice complaint against the Company or any of the Subsidiaries pending before the National Labor Relations Board or any state or local agency;

                        (iii) there is no pending, or to the Company's and the Stockholder's knowledge threatened, labor strike or other material labor trouble affecting the Company or any of the Subsidiaries (including, without limitation, any organizational drive);

                        (iv) there is no material labor grievance pending against the Company or any of the Subsidiaries;

                        (v) there is no pending representation question respecting the employees of the Company or any of the Subsidiaries;

                        (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company or any of the Subsidiaries is a party, or any basis for which a claim may be made under any collective bargaining agreement to which the Company or any of the Subsidiaries is a party; and

                        (vii)  neither the Company nor any of the
Subsidiaries has any continuing obligation for health, life, medical insurance or other similar fringe benefits to any former employee of the Company or any Subsidiary.

                   (c) Notwithstanding anything to the contrary herein or otherwise, none of the employees of the Company or the Subsidiaries has an employment agreement, nor would they be entitled to severance payments from the Company or the Subsidiaries upon termination. Following Closing, Buyer may, but shall not be obligated to, retain Mark Burnett or Keith Litrenta. Prior to the Closing, the Buyer shall have the right to negotiate employment terms with the foregoing individuals.

                   (d) SCHEDULE 3.15(d) sets forth a true, correct and complete list of the current payroll of the Company and the Subsidiaries, including the job title and salary or wage rates of each of their employees.

              3.16  EMPLOYEE BENEFIT PLANS.

                   (a) SCHEDULE 3.16(a) contains a complete and accurate list of all Employee Benefit Plans. For purposes of this Agreement, "EMPLOYEE BENEFIT PLAN" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained or contributed to by the Company, any Subsidiary, or any ERISA Affiliate (as defined herein). For purposes of this Agreement, "ERISA AFFILIATE" means any entity which is, or within the last six years was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "CODE")), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Subsidiary.

                   (b) Complete and accurate copies of the following documents for the last [three] plan years for each Employee Benefit Plan have been delivered to Buyer by the Representative: (A) all Employee Benefit Plans which have been reduced to writing, (B) written summaries of all unwritten Employee Benefit Plans, (C) all related trust agreements, insurance contracts and summary plan descriptions, and (D) all annual reports filed on IRS Forms 5500,

5500C or 5500R. Each Employee Benefit Plan has been administered in accordance with its terms and each of the Company, any Subsidiary and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each Subsidiary and all Employee Benefit Plans are in material compliance with all applicable law, regulations and administrative agency rulings and requirements applicable thereto. Each financial or other report delivered to Buyer pursuant hereto is accurate in all material respects and there have been no material adverse changes in the financial status of any Employee Benefit Plan since the date of the most recent report provided with respect thereto.

                   (c   The Company has no Employee Benefit Plans intended to
be qualified under Section 401(a) or 501(a) of the Code. Each Employee Benefit Plan intended to be qualified under Section 401(k) of the Code will be submitted to the Internal Revenue Service for a determination letter within a period of time such that any amendments necessary to obtain such determination letter can be timely made so as to preserve the qualified status of such Employee Benefit Plan from its initial effective date.

                   (d   Neither the Company, any Subsidiary nor any ERISA
Affiliate has participated, or will participate prior to or after the Closing Date, in any conduct that could result in the imposition upon the Company or any Subsidiary of any material excise tax under Sections 4971 through 4980B of the Code or material civil liability under Section 502(i) of ERISA, except that the Company currently owes excise tax under Section 4979 of the Code, which tax is due on or before December 31, 1999.

                   (e   There is no action, claim or demand of any kind
(other than routine claims for benefits) that has been brought or threatened against any Employee Benefit Plan, or the assets thereof, against any fiduciary of any such Employee Benefit Plan or against the Company, any Subsidiary or an ERISA Affiliate with respect to any Employee Benefit Plan and neither the Company nor any Subsidiary has knowledge of any investigation or administrative review that could result in the imposition on the Company or any Subsidiary of any material penalty or assessment in connection with any Employee Benefit Plan.

                   (f   Neither the Company, any Subsidiary nor an ERISA
Affiliate maintains or participates in, nor is obligated to contribute to, nor has ever maintained or participated in, nor has been obligated to contribute to, any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                   (g   With respect to any Employee Benefit Plan subject to
Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such plan on a termination and projected obligation basis based on the actuarial methods and assumptions indicated in the most recent actuarial valuation report for the plan.

              3.17 BANKING FACILITIES. SCHEDULE 3.17 attached hereto sets forth a true, correct and complete list of:

                   (a each bank, savings and loan or similar financial institution in which the Company or any of the Subsidiaries has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company or any of the Subsidiaries thereat; and

                   (b   the names of all persons authorized to draw on each
such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

              3.18 ENVIRONMENTAL REPORTS. Buyer acknowledges that (i) Buyer has received copies of the environmental reports listed on SCHEDULE 3.18 attached hereto, (ii) if Stockholder delivers any additional environmental reports to Buyer, Buyer will acknowledge in writing that it has received such reports promptly upon receipt thereof, and (iii) any environmental reports delivered or to be delivered by Stockholder or its agents or consultants to Buyer are being made available solely as an accommodation to Buyer and may not be relied upon by Buyer in connection with the purchase of the Shares. Buyer agrees that Stockholder shall have no liability or obligation whatsoever for any inaccuracy in or omission from any environmental report. Buyer has conducted its own investigation of the environmental condition of the Real Estate and Leased Real Property and of the Company and the Subsidiaries, to the extent Buyer deems such an investigation to be necessary or appropriate. Except as disclosed in the environmental site assessments described in SCHEDULE 3.18, (i) none of the Company or the Subsidiaries has received, within the twenty-four (24) month period prior to the date of this Agreement, written notice from any Governmental Authority stating or alleging that any of the Properties is in violation of, or in non-compliance with, any "Environmental Law", or requiring the removal, clean-up, or remediation by the Company or a Subsidiary of an "Environmental Condition", whether or not on any of the Properties, which matter has not been resolved, and (ii) neither the Company nor any Subsidiary has received, within the twenty-four (24) month period prior to the date of this Agreement, written notice from any Governmental Authority that they are subject to any enforcement or investigatory action by any Governmental Authority regarding an "Environmental Condition" with respect to any Property, which matter has not been resolved.

              For purposes of this Agreement, the following definitions shall apply:

              "ENVIRONMENTAL CONDITION" means the Release of any Hazardous Materials as a result of which the Company or any Subsidiary have or may become liable for cleanup under an Environmental Law.

              "ENVIRONMENTAL LAWS" means all applicable federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances, relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), Resources Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), Safe Drinking Water Act (42 U.S.C. Section 3000(f) ET SEQ.), Toxic Substances Control Act (15 U.S.C.
Section 2601 ET SEQ.), Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources and other similar state and local statutes and common law.

              "HAZARDOUS MATERIALS" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution

Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

              "RELEASE" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

              3.19 INTELLECTUAL PROPERTY. To the knowledge of Stockholder and the Company, each of the Company and its Subsidiaries owns or has the right to use all trademarks, trade names, service marks, trade secrets, copyrights and other intellectual property rights (collectively, the "INTELLECTUAL PROPERTY RIGHTS"), as are necessary to conduct their business as currently operated. Except as set forth on SCHEDULE 3.19, neither the Company nor any Subsidiary has received written notice alleging that it infringes upon or unlawfully or wrongfully uses any Intellectual Property Right owned or claimed by another. Except as set forth on SCHEDULE 3.19, no action, suit, proceeding or investigation has been instituted or, to the knowledge of the Company and the Stockholder, threatened relating to any, of the Intellectual Property Rights formerly or currently used by the Company or any Subsidiary.

              3.20 INTERCOMPANY DEBT. SCHEDULE 3.20 sets forth a true and correct list of all amounts owed by the Company or any Subsidiary to the Stockholder or any Affiliate of the Stockholder (other than the Company or any Subsidiary) and all amounts owed by any of the

Stockholder or any Affiliate of the Stockholder (other than the Company or any Subsidiary) to any of the Company or any Subsidiary (the "INTERCOMPANY DEBT").

              3.21 INTERCOMPANY AGREEMENTS. SCHEDULE 3.21 sets forth a true and correct list of all agreements between and among any of the Company or any Subsidiary, on the one hand, and the Stockholder or any Affiliate of the Stockholder (other than a Company or any Subsidiary), on the other hand, as of the date hereof. Except as otherwise identified on SCHEDULE 3.21, all such intercompany agreements shall be terminated at or prior to the Closing Date.

              3.22 PERMITS. Except for licences and permits required by applicable Environmental Laws (as to which no representation is made), neither the Stockholder nor the Company has knowledge that the Company and its Subsidiaries have not obtained all material licenses and permits (other than certificates of occupancy for the Prince William and Shalimar Pointe properties and the liquor license for the Gauntlet property, which is being processed by the Virginia Department of Alcohol Beverage Control) required by applicable law or governmental regulation in connection with operation of each of the Properties as now operated, which licenses and permits are validly issued and in full force and effect. Notwithstanding the foregoing, to the extent that Stockholder or the Company delivers to Buyer before Closing or prior to the earlier of (i) the date on which the Stockholder, the Company, or any Subsidiary receives notice that the Company or its Subsidiaries fails to have a material license or permit at a given Property or (ii) the 180th day after the Closing Date, a letter from an authorized representative of the City or County in which a Property is located, stating that, to the best of the knowledge of such officer, current operation of such Property is in compliance with all material applicable laws and regulations administered by such City or County, the representation and warranty set forth in the immediately preceding sentence shall be deemed terminated, AB INITIO, as to the Property described in such letter.

              3.23 WATER RIGHTS. To the knowledge of Stockholder and the Company, except as set forth in this paragraph or in SCHEDULE 3.23, the Properties have legal access to water to use and operate the Properties, including, without limitation, irrigation of the Properties consistent with past practice at such Properties while under ownership by Stockholder, the Company or a Subsidiary. To the knowledge of Stockholder and the Company, (i) all water permits or water access rights with respect to the Properties are valid and in full force and effect and (ii) there are no circumstances or conditions which (a) would prevent renewal of such permits or rights on commercially reasonable terms, or (b) would result in termination of such access, other than seasonal fluctuations of rainfall and groundwater levels and other acts of God. Buyer acknowledges that a drought emergency has been enacted in the Commonwealth of Pennsylvania, which has resulted in legal restrictions on the ability of golf courses in Pennsylvania to irrigate their properties. Stockholder and the Company have disclosed to Buyer, among other matters, the existence of disputes between the Partnership and the City of Gulf Breeze, Florida with respect to effluent irrigation at Tiger Point Golf and Country Club, including, without limitation, the amount of effluent such golf course can dispose in accordance with applicable regulations, and community opposition to the irrigation re-charge well installed by Mequon Country Club, Inc. at Mequon Country Club.

              3.24 KNOWLEDGE DEFINED. References to "KNOWLEDGE" or "BEST OF KNOWLEDGE" shall refer only to the current actual knowledge, without inquiry, of the Designated Employees (as hereinafter defined) of the Company or the Stockholder, as the case may be, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any other partner in, or officer, director, shareholder or employee of (or affiliate of any partner in), Stockholder, the Company, or any Subsidiary, or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term "DESIGNATED EMPLOYEES" shall refer to Mark Burnett, President of the Company, Keith Litrenta, Chief Financial Officer of the Company, Gene Zimmerman, Regional Manager for the Southern Region of the Company, Jack Gaudion, Regional Manager for the Midwest Region of the Company and Mike Miraglia, Regional Manager for the Northern Region of the Company, Nola Dyal (provided that Ms. Dyal shall not be attributed with knowledge of any facts of which she obtained knowledge by reason of her position as in-house counsel to the Company and Stockholder if such knowledge is subject to the attorney-client privilege), Michael S. Shannon, Eric L. Affeldt and Steven F. Elliott, none of whom shall have any personal liability whatsoever hereunder.

              3.25 DISCLOSURE. Any and all facts specifically disclosed or referenced in any Schedule attached hereto shall be effective disclosure of such fact(s) with respect to each representation or warranty made by Stockholder or any Subsidiary in this Agreement.

              3.26 AS-IS SALE; DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT STOCKHOLDER IS

NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SHARES, THE COMPANY AND/OR ANY SUBSIDIARY, OR WITH RESPECT TO THE REAL ESTATE OR LEASED REAL PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR
REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

              BUYER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, STOCKHOLDER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT FROM THE SHARES AND ALL OF THE REAL ESTATE AND LEASED REAL PROPERTY "AS IS, WHERE IS AND WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT AND WILL NOT RELY ON, AND STOCKHOLDER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE SHARES AND/OR THE REAL ESTATE OR LEASED REAL PROPERTY (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, THE OFFERING PACKAGES DISTRIBUTED BY GOLDMAN, SACHS & CO. WITH RESPECT TO THE SHARES AND THE REAL ESTATE AND LEASED REAL PROPERTY) MADE OR FURNISHED BY STOCKHOLDER OR ANY BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT STOCKHOLDER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER ALSO ACKNOWLEDGES

THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE SHARES AND THE REAL ESTATE AND LEASED REAL PROPERTY ARE BEING SOLD "AS-IS," EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

              BUYER REPRESENTS TO STOCKHOLDER THAT BUYER HAS CONDUCTED SUCH INVESTIGATIONS OF THE SHARES AND THE REAL ESTATE AND LEASED REAL PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITION THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE SHARES AND SUCH PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTIES, AND WILL RELY SOLELY UPON ITS OWN INVESTIGATIONS AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF STOCKHOLDER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED STOCKHOLDER (AND STOCKHOLDER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES

AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST STOCKHOLDER (AND STOCKHOLDER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE REAL ESTATE AND/OR LEASED PROPERTY, OTHER THAN THOSE BASED ON THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER EXPRESSLY SET FORTH IN THIS AGREEMENT.

         4.   REPRESENTATIONS OF BUYER

              Buyer represents and warrants to Stockholder as follows:

              4.1 ORGANIZATION AND AUTHORITY. Buyer is a Delaware limited partnership is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Limited Partnership and the Limited Partnership Agreement of Buyer, as amended to date, have been previously delivered to Stockholder, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

              4.2 AUTHORIZATION. The execution and delivery of this Agreement by Buyer, and the agreements contemplated herein, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereunder and thereunder, have been duly authorized by all requisite company action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer. Assuming the due authorization, execution and delivery by the Company and the Stockholder, this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of Buyer's Certificate of Limited Partnership or Limited Partnership Agreement; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator binding on Buyer; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Buyer pursuant to any indenture, mortgage, deed of trust or other agreement or instrument to which Buyer is a party or by which Buyer is or may be bound. SCHEDULE 4.02 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by Buyer of the transactions contemplated by this Agreement.

              4.3 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

              4.4 INVESTMENT REPRESENTATION. Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

         5.   CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

              5.1  CONFIDENTIALITY.

                   (a   The Company and Stockholder have furnished and will
continue to furnish Buyer with certain information which is either non-public, confidential or proprietary in nature and which (i) is identified in writing as being proprietary and confidential, (ii) is not already known to persons other than the Company, Stockholder, their representatives and third parties which have entered into written non-disclosure agreements with the Company and (iii) has not been independently developed by Buyer. All such information furnished to Buyer, its directors, officers, employees, agents or representatives, including, without limitation, attorneys, accountants, consultants, potential lenders, investors and financial advisors (collectively, for purposes of this SECTION 5.01, "REPRESENTATIVES"), by the Company, Stockholder, or any of their respective representatives, and all analyses, compilations, data, studies or other documents prepared by Buyer or its Representatives containing or based in whole or in part on any such furnished information or reflecting Buyer's review of, or interest in, the Company is hereinafter referred to as "INFORMATION."

                   (b   Subject to the requirements of applicable law and the
terms and provisions of that certain letter agreement dated May 3, 1999 by and between Stockholder and Apollo Real Estate Advisors, IV, L.P., as to the treatment of confidential information provided to Buyer by the Stockholder, the Company, any Subsidiary or any agent or employee of the same, prior to the Closing, Buyer hereby agrees to use the Information solely in connection with the consummation of the transactions contemplated by this Agreement and to transmit the Information only to those Representatives of Buyer who need to know the Information.

              5.2 PUBLIC ANNOUNCEMENTS. The parties agree that prior to the Closing Date, any and all public pronouncements or other public communications concerning this Agreement and the purchase and sale of the Shares by Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company, Stockholder and Buyer.

         6.   PRE-CLOSING COVENANTS OF STOCKHOLDER, THE COMPANY AND THE
              SUBSIDIARIES

              From and after the date hereof and until the Closing Date:

              6.1 CONDUCT OF BUSINESS. The Company and the Subsidiaries shall carry on their respective businesses in the ordinary course of business, consistent with past practice (including, without limitation, to continue to diligently prosecute all capital projects which have been commenced as of the date hereof), and shall not make or institute any unusual or new methods of accounting or operation, except as agreed to in writing by Buyer. Notwithstanding anything to the contrary, and in addition to the foregoing, neither the Company nor any Subsidiaries shall settle or finally resolve any condemnation action or insurance claims and/or release any condemning authority or insurance company for liability hereunder without Buyer's prior written approval, which shall not be unreasonably withheld. All of the property of the Company and the Subsidiaries shall be used, operated, repaired and maintained in the ordinary course of business consistent with past practice and the Company and the Subsidiaries shall use all commercially reasonable efforts to preserve intact their current business organizations and keep available the services of their current officers and employees.

              6.2  ABSENCE OF MATERIAL CHANGES.  In furtherance of SECTION
6.01 and not in limitation thereof, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, neither the Company nor any of the Subsidiaries shall:

                   (a   take any action to amend its charter documents or
bylaws;

                   (b   issue any stock, bonds or other corporate securities
or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

                   (c   incur any obligation or liability (absolute or
contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

                   (d   mortgage, pledge, or subject to any lien, charge or
any other encumbrance any of their respective assets or properties;

                   (e   sell, assign, or transfer any of its assets (except
for inventory sold in the ordinary course of business, the sale of Northgreen Country Club and the transfer of certain notes receivable from Charles K. Staples and Golf South);

                   (f   make any election or give any consent under the Code
or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

                   (g   enter into any lease, contract or agreement, other
than (i) those entered into in the ordinary course of business or which may be terminated, without penalty or liability, upon not more than thirty (30) days' prior notice, or (ii) renewal, for a term not to exceed six (6) months of the lease by the Company of its corporate headquarters on Center Street in Manassas,

Virginia, in each case calling for payments which in the aggregate do not exceed $5,000 in any 12-month period for each such lease, contract or agreement;

                   (h   incur any capital expenditure in excess of $50,000 in
any instance, other than in satisfaction of the covenant contained in SECTION
6.01 above;

                   (i   engage any new employee for a salary in excess of
$50,000 per annum, make any material change in the compensation (current or offered) payable or to become payable to any of its officers, employees, agents or independent contractors, other than in the ordinary course of business consistent with past practice, or enter into any employment or severance agreement for which the Company or any Subsidiary shall have any liability;

                   (j   materially alter the terms, status or funding
condition of any Employee Plan;

                   (k   declare, set aside or pay any dividend, make any
other distribution in respect of its capital stock or make any distribution in respect of its capital stock or make any direct or indirect redemption, purchase or other acquisition of its capital stock (other than (i) a distribution of Northgreen Country Club by the Company, and (ii) a distribution of certain notes receivable from Charles K. Staples and the securities pledged pursuant to the Amended and Restated Interest Pledge Agreement relating thereto and (iii) any agreement with Meridian Venture Partners as to purchase or redemption of its interest in the Partnership, provided that any such agreement shall require Buyer's reasonable prior approval if the Company or the Partnership will have any continuing obligations thereunder);

                   (l   amend, modify or terminate any material contract or
agreement set forth on Schedule 3.14(a);

                   (m   settle any claims or dispute outside of the ordinary
course of business; or

                   (n   commit or agree to do any of the foregoing in the
future.

              6.3 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES. Neither Stockholder nor the Company nor any Subsidiary will take any actions which would result in any of the representations or warranties set forth in SECTIONS 2 and 3 hereof being untrue.

              6.4 REPORTS, TAXES. The Company and the Subsidiaries will duly and timely file all reports or returns required to be filed with federal, state and local authorities and will promptly pay all federal, state and local taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting such in good faith and adequate provision has been made therefor), except as described in SECTION 3.12(a)(i) above.

              6.5 NAME CHANGE. Buyer acknowledges that the initials "KSL" are proprietary to the operations of the Stockholder and certain affiliates of Stockholder and that, beginning on the Closing Date, such initials shall be removed from the legal and/or trade names of the Company and any Subsidiaries that presently use such initials. Stockholder shall endeavor to remove each appearance of the initials "KSL" from all stationary, marketing materials, and internet web sites owned or operated by the Company and/or any Subsidiary prior to Closing and Buyer agrees that it (i) shall not include the initials "KSL" in any manner in its operation of the Company and/or any Subsidiaries including, without limitation, any new or renewed marketing materials, and (ii) shall permit Stockholder to remove any permanent signs owned or used by the Company or any Subsidiary that include the initials "KSL".

              6.6 HART-SCOTT-RODINO ACT. As to the transactions that are the subject matter of this Agreement, each party hereto shall promptly file (or cause to be filed) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall use all commercially reasonable efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. The Buyer shall pay all fees associated with the filing of such materials with the Federal Trade Commission and the Antitrust Division of the United Stated Department of Justice.

              6.7  ACCESS TO INFORMATION.

                   (a   From the date hereof until the Closing Date, upon
reasonable notice to Stockholder's representatives identified in the immediately following sentence, the Stockholder shall, and shall cause each of the Company and the Subsidiaries and each of their respective officers, directors, employees, auditors and agents to, (i) afford the officers, employees, authorized agents and representatives of the Buyer reasonable access, during normal business hours, to the offices, properties, books and records of the Company and its Subsidiaries, and (ii) furnish to the officers, employees and authorized agents and representatives of the Buyer such updated financial and operating data and other information regarding the Company and the Subsidiaries as the Buyer may from time to time reasonably request; PROVIDED, HOWEVER, that (A) such investigation shall not unreasonably interfere with any of the businesses or operations of the Company and the Subsidiaries or detract from the ability of the Company's and the Subsidiary's employees to perform their jobs and maintain the Properties as they currently are being maintained, and (B) all requests by the Buyer for access or information pursuant to this SECTION 6.07 shall be submitted or directed exclusively to an individual or individuals to be designated by the Stockholder. Stockholder designates Adam Taetle of Goldman Sachs & Co. and William Leahy of Hale and Dorr LLP as its representatives for the purpose of coordinating the response to all such requests by Buyer. Buyer acknowledges that it has been provided access to each of the Properties and has had the ability to conduct such investigations with respect thereto as Buyer has deemed reasonable and prudent to permit it to enter into this Agreement.

              6.8 REGULATORY AND OTHER AUTHORIZATION; CONSENTS. Stockholder shall use its good faith commercially reasonable efforts to obtain the authorizations, consents, orders and approvals described in paragraphs 1 and 7 of SCHEDULE 3.04 hereof, and Buyer shall cooperate fully with Stockholder in seeking to obtain all such authorizations, consents, orders and approvals.

              6.9 FURTHER ACTION. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

              6.10 NO SOLICITATION. Except as otherwise provided herein, unless and until this Agreement shall have been terminated in accordance with its terms, the Stockholder agrees and covenants that Stockholder and its affiliates shall not, and each of them shall direct and use efforts to cause their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, or similar transaction involving the purchase of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations with, or provide any confidential information or data to, or have any discussions with, any person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided that Stockholder may respond to unsolicited inquiries by indicating that the Stockholder is under binding contract to sell the Shares, which, if all Closing conditions are satisfied or waived, is scheduled to close approximately forty-five days after the date hereof. The Stockholder shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, any of the foregoing.

         7.   CONDITIONS TO OBLIGATIONS OF BUYER.

              The obligations of Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of Buyer:

              7.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER AND THE COMPANY; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. Except as set forth in SECTION 7.04, the representations and warranties of Stockholder and the Company shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing
Date), except for any changes permitted by the terms hereof, consented to in writing by Buyer, or resulting from a change in facts or circumstance beyond the reasonable control or Stockholder, the Company or a Subsidiary (provided that Stockholder, the Company and the Subsidiaries are in compliance with the covenant described in SECTION 6.01 above). Stockholder, the Company and the Subsidiaries shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

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

              7.2 CONSENT OF LENDERS, LESSORS AND CERTAIN OTHER THIRD PARTIES. Stockholder, the Company and the Subsidiaries shall have received and delivered to Buyer all requisite consents and approvals of all mortgage lenders, lessors of the Leased Real Estate, and holders of any applicable rights of first refusal or other pre-emptive rights and described in paragraph 1 and 7 of SCHEDULE 3.04 hereto. Stockholder shall seek the consent of Washington Mortgage Financial Group, Ltd. ("WMF"), lender to KSL Fairways/Gauntlet, L.P. ("GAUNTLET") to the transactions hereunder, which consent also shall confirm the outstanding balance of the WMF loan as of the date of such consent and Stockholder shall pay any assumption fee and other loan fees and expenses (including legal fees and expenses of the Company and its Subsidiaries and WMF) required by WMF in accordance with the loan documents for such loan. Within five (5) business days of request, Buyer shall make available such reasonable financial information as WMF may require in connection with such approval and shall cause the Company and the Partnership to ratify and confirm their prior assumption of the WMF loan secured by the leasehold interest in The Gauntlet at Curtis Park.

              7.3 ADVERSE PROCEEDINGS STATUTES, ETC. No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement, nor shall any governmental authority have enacted, issued, promulgated, enforced or entered any statute, rule or regulation, which has the effect of restraining, prohibiting or otherwise invalidating such transactions.

              7.4 ABSENCE OF LONG-TERM DEBT, ENCUMBRANCES. The Company and the Subsidiaries shall hold, free and clear of all monetary liens and encumbrances, other than the Permitted Exceptions and capital leases, fee title to the Real Estate and leasehold title to the Leased Real Property.

              7.5 UPDATE. The Company and Stockholder shall have provided Buyer with a true, correct and complete list and amount, as of a date not earlier than five (5) business days prior the Closing Date, with the exception of subparagraphs (d) and (f) below, which shall be as of the most recent computer run as the Stockholder and the Company can produce, of:

              (a   the Leases;

              (b   the Real Estate;

              (c   the Lease Properties;

              (d   the Accounts Receivable, including an aging thereof;

              (e   the Contracts; and

              (f   trade accounts payable and accrued liabilities.

None of the information with respect to the items referred to in clauses (a) through (f) above shall be materially adverse from the information supplied by Stockholder as of the date hereof on SCHEDULES 3.09, 3.10, 3.11 and 3.14 attached hereto. For purposes of this SECTION 7.05, the term "materially adverse" shall mean any changes, other than those specifically contemplated by or permitted pursuant to the terms of this Agreement, having an aggregate cash value in excess of $200,000.

              7.6  FAILURE OF CONDITIONS.

              (a   In the event that the Closing has not occurred, and as of
the date that is sixty (60) days following the Opening of Escrow, any of the conditions to Closing described in SECTIONS 7.01, 7.02, 7.03 or 7.04 above are not satisfied (a "FAILED CONDITION"), Buyer shall have the option, exercisable by written notice to Stockholder on or before the Termination Date (as defined in SECTION 12.01), to either (i) proceed to Closing with no deduction from or adjustment to the Purchase Price with respect to the Failed Condition, or (ii) deliver a written notice to Stockholder that Buyer declines to proceed to Closing (a "TERMINATION NOTICE"), in which event, except as expressly provided herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate and the Deposit shall be returned to Buyer; provided that, if Buyer waives a Failed Condition described in this paragraph, any such waiver shall be deemed to be solely for the purpose of effecting the Closing and shall not constitute a waiver of Buyer's right to indemnification for Losses (as defined in SECTION 9.01 below) resulting from such Failed Condition.

              (b   Notwithstanding the foregoing, in the event that the
Closing has not occurred, and as of the date sixty (60) days following the Opening of Escrow, there exists any Failed Condition(s), which Failed Condition(s) results from a change in facts or circumstance after the date hereof that is not within the reasonable control of Stockholder, the Company or a Subsidiary and the cost to satisfy and fully remedy the Failed Condition(s) is Five Million Dollars ($5,000,000.00) or less, Buyer shall have the option, exercisable by written notice to Stockholder prior to the Termination Date, to either (i) require Stockholder and the Company to satisfy and fully remedy the Failed Condition(s), and Buyer shall proceed to Closing with no deduction from or adjustment to the Purchase Price with respect to the Failed Condition(s), or (ii) deliver a Termination Notice, in which event, except as expressly provided herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Deposit shall be returned to Buyer, PROVIDED, HOWEVER, that if Buyer delivers a Termination Notice pursuant to this paragraph, Stockholder may elect by written notice delivered to Buyer within five (5) business days after receipt of Buyer's Termination Notice, to satisfy and fully remedy such Failed Condition, in which event the Termination Notice shall be void and Closing shall proceed in accordance with the terms of this Agreement.

              (c   Notwithstanding the foregoing, in the event that the
Closing has not occurred, and as of the date sixty (60) days following the Opening of Escrow, there exists any Failed Condition(s), which Failed Condition(s) results from a change in fact or circumstance after the date hereof that is not within the reasonable control of Stockholder, the Company or a Subsidiary and the cost to satisfy and fully remedy such Failed Condition(s) exceeds Five Million Dollars ($5,000,000.00), Buyer shall have the option, exercisable by written notice to Stockholder prior to the Termination Date, to either (i) proceed to Closing, on the condition that Stockholder commits Five Million Dollars ($5,000,000.00) to satisfy and fully remedy the Failed Condition(s), with no deduction from or adjustment of the Purchase Price with respect to the Failed Condition(s), other than receipt of such Five Million Dollar contribution to satisfy and fully remedy the Failed Condition(s) (PROVIDED, HOWEVER, that Buyer's decision to proceed to Closing shall not constitute a waiver of Buyer's right to indemnification for Stockholder's breach of such representation or warranty, in accordance with, and subject to the limitations of, the terms of this Agreement), or (ii) deliver a Termination Notice, in which event, except as expressly provided herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Deposit shall be returned to Buyer. Notwithstanding the foregoing, in the event that the cost to satisfy and fully remedy such Failed Condition(s) described in this subparagraph (c) exceeds Five Million Dollars ($5,000,000) and Buyer is not otherwise in default hereunder, Stockholder may elect, in writing to be delivered on or prior to the Termination Date, not to commit any amount to satisfy the Failed Condition(s), whereupon this Agreement shall terminate and, except as expressly provided herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate and the Deposit shall be returned to Buyer and Stockholder shall, within five
(5) business days of termination, pay to Buyer an amount equal to one-half of Buyer's third party out-of-pocket fees and expenses incurred in connection with this Agreement; provided that in no event shall Stockholder be required to pay in excess of $1,000,000.

              (d   No amounts payable under this SECTION 7.06 by Stockholder
to satisfy a Failed Condition shall be applied against the cap on Losses described in SECTION 9.06(c) hereof.

              (e   If Stockholder is required to, or agrees to, satisfy and
fully remedy a Failed Condition pursuant to SECTIONS 7.06(b) OR (c) above, the Closing Date shall be extended by Stockholder for a period of up to twenty-one (21) days to permit Stockholder to satisfy and fully remedy such Failed Condition. If Stockholder has not been able to satisfy and fully remedy such Failed Condition prior to expiration of such 21-day period, or such Failed Condition is not capable of being remedied within such 21-day period, (i) in the case of a Failed Condition pursuant to SECTIONS 7.06(b) OR 7.06(c) as to which Stockholder had previously received a Termination Notice from Buyer, Stockholder may terminate the Agreement within such 21-day period, and (ii) in all other events, Stockholder shall submit to Buyer (within such 21-day period) for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, an action plan (an "ACTION PLAN"), describing in reasonable detail what constitutes satisfaction and remedy of the Failed Condition(s) and what actions Stockholder shall take, subsequent to Closing, to prosecute the remedy of such Failed Condition, including, without limitation, the anticipated time and cost of such satisfaction and remedy. It shall not be unreasonable for Buyer to consider the effect the proposed Action Plan has upon financibility of the Property in issue. Buyer shall, within five (5) business days of receipt of the Action Plan, either approve such Action Plan or describe in reasonable detail the reasons why Buyer cannot approve the plan as proposed. The parties shall negotiate in good faith to resolve any disagreements they may have concerning the contents of the Action Plan. In the event the Action Plan has not been approved, within three (3) business days after Buyer has provided its written objections to the Action Plan proposed by Stockholder, the parties shall submit their disagreement to arbitration, in accordance with SECTION 7.06(f) below. Stockholder shall diligently and in good faith endeavor to complete the Action Plan in a prompt manner. Provided an Action Plan is agreed to, Stockholder shall indemnify, defend and hold Buyer harmless from and against any and all Losses (as defined in SECTION 9.01 below) suffered by Buyer as a result of any Failed Condition(s) that Stockholder has agreed to remedy pursuant to the Action Plan, but such indemnification expressly excludes any

Losses relating to or arising from any claim by Buyer's lender that Buyer is in default of any loan condition, covenant or agreement as the result of the Stockholder's failure to remedy any Failed Condition(s) in accordance with the Action Plan.

              (f)  (i)    Any dispute or claim between the parties arising
under Section 7.06 of this Agreement shall be submitted to arbitration by notifying the other parties hereto in writing of such dispute. Within 5 business days after receipt of such notice, the Buyer and the Stockholder shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 5 business day period, the parties shall immediately instruct the American Arbitration Association to select an arbitrator within ten (10) business days thereafter. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any affiliate of any party to this Agreement.

                   (ii) Within 10 business days after the designation of the arbitrator, the arbitrator, the Buyer and the Stockholder shall meet, at which time the Buyer and the Stockholder shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

                   (iii) The arbitrator shall set a date for a hearing, which shall be no later than 20 business days after the submission of written proposals pursuant to paragraph (ii) above, to discuss each of the issues identified by the Buyer and the Stockholder. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

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                   (iv)   The arbitrator shall use his best efforts to rule
on each disputed issue within 20 business days after the completion of the hearings described in paragraph (iii) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

                   (v) Any arbitration pursuant to this Section 7.06(f) shall be conducted in Wilmington, Delaware. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of any state court located in Wilmington, the State of Delaware, and any federal court located in the State of Delaware for the purposes of the enforcement of any arbitration award. Notwithstanding anything to the contrary contained herein, in the event any such arbitration is commenced prior to the Closing Date, the Termination Date shall be extended during the pendency of such arbitration.

                   (vi) If either party takes action to enforce its rights under this Agreement, the costs and expenses of the prevailing party, including any costs of collection, shall be borne by the non-prevailing party.

              7.7 CLOSING DELIVERIES. Buyer shall have received at or prior to the Closing such documents, instruments or certificates as Buyer may reasonably request including, without limitation:

              (a   the stock certificates representing the Shares duly
endorsed in accordance with SECTION 1.01 of this Agreement;

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              (b   such certificates of the Company's officers and of
Stockholder and such other documents evidencing satisfaction of the conditions specified in SECTION 7.01;

              (c) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Company in Delaware;

              (d) certificates of the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to SECTION 3.01;

              (e) a certificate of the Secretary of State of Delaware as to the legal existence and good standing of the Partnership in Delaware and certificates of appropriate governmental officials in each state in which the Partnership is required to qualify to do business as a foreign limited partnership, as to the due qualification and good standing of the Partnership in each such jurisdiction;

              (f) certificates of appropriate governmental officials as to the legal existence and good standing of each Subsidiary in the state in which such Subsidiary is organized and, to the extent such Subsidiary is required to qualify to do business as a foreign corporation, limited partnership or other legal entity, as to the due qualification and good standing of such Subsidiary in each such jurisdiction;

              (g) written resignations of all members of the Company's Board of Directors and officers;

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              (h)  the original corporate minute books of the Company and the
Subsidiaries and all corporate seals;

              (i)  a cross receipt executed by Stockholder;

              (j) Buyer shall have received from Stockholder a "transferor's certificate of non-foreign status" as provided in Treasury Regulations
Section 1445 of the Code;

              (k) Buyer shall have received an opinion from Hale and Dorr LLP, counsel to Stockholder, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer and subject to commercially reasonable qualifications and assumptions, to the effect that:

                   (i) the Company and each Subsidiary has been duly incorporated (or organized) and is validly existing and in good standing under the laws of the state of its incorporation or organization;

                   (ii) to the knowledge of such counsel, the authorized and outstanding capital stock of the Company is as represented by the Stockholder in this Agreement and has been duly and validly authorized and issued, is fully paid and nonassessable and was not issued in violation of the preemptive rights of any stockholder;

                   (iii) to the knowledge of such counsel, except as set forth on SCHEDULE 3.03, all of the outstanding capital stock of each Subsidiary is owned by the Company or other Subsidiaries and has been duly and validly authorized and issued, is fully paid and nonassessable, and was not issued in violation of the preemptive rights of any stockholder;

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                   (iv)   to the knowledge of such counsel, neither the
Company nor any Subsidiary has any outstanding options, warrants, calls, conversion rights or other commitments of any kind to issue or sell any of its capital stock;

                   (v) each of this Agreement and the Letter Agreement (as defined in SECTION 16 hereof) has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable in accordance with its respective terms (assuming that the law governing the interpretation of this Agreement and the Letter Agreement is the law of the Commonwealth of Virginia), EXCEPT as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights of creditors and EXCEPT (i) as the same may be subject to the effect of general principles of equity and (ii) that no opinion need be expressed as to the enforceability of indemnification provisions included herein;

                   (vi) to the knowledge of such counsel, upon consummation of the transactions contemplated by this Agreement, the Buyer will receive good title to the Shares, free and clear of all liens, security interests, pledges, charges, voting trusts, equities, restrictions, encumbrances and claims of every kind; and

                   (vii) the Company and each Subsidiary is qualified to do business in each jurisdiction where such qualification is required, based solely upon certificates issued by each applicable jurisdiction ;

                   (viii) the execution of this Agreement and the Letter Agreement and the performance of the obligations hereunder and thereunder will not violate or result in a breach or

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constitute a default under any of the terms or provisions of the Company's charter documents or bylaws or, to the knowledge of such counsel, of any lease, instrument, license, permit or any other agreement to which the Company is a party or by which the Company or the Stockholder is bound.

              Such opinion shall include any other matters incident to the matters set forth herein as agreed to by the parties and their respective counsel;

              (l) Buyer shall have received an opinion from in-house counsel to KSL Recreation Corporation as to the due authorization, execution and delivery of the Guaranty of KSL Recreation Corporation of the Stockholder's obligations hereunder and an opinion of Hale and Dorr LLP as to the enforceability of such Guaranty (assuming that Delaware law is identical to Virginia law);

              (m) Buyer shall have received a copy of an amendment (the "AMENDMENT") to the Partnership Agreement, dated on or before the Closing Date, in form and substance satisfactory to Buyer and certified as duly adopted and as a true, correct and accurate copy by a general partner of the Partnership, confirming that the Company holds GP Units and LP Units as of the Closing Date (together such GP Units and LP Units, the "Company Units") and Percentage Interests as of the Closing Date, as described as of the Closing Date in Schedule 7.07(m).

              (n) Buyer shall have received a copy of an instrument dated on or before the Closing Date, in form and substance satisfactory to Buyer, transferring to the Company all of the Units in the Partnership held by Michael S. Shannon, as Trustee (the "TRUSTEE ASSIGNMENT"), certified as a true, correct and accurate copy by the general partner of the Partnership;

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              (o)  Buyer shall have received copies of Certificates,
certified as duly issued and as a true, correct and accurate copy by a general partner of the Partnership, issued to the Company pursuant to Article X of the Partnership Agreement evidencing ownership of the Company Units (the "CERTIFICATES").

              (p) Buyer shall have received an opinion from Hale and Dorr LLP, counsel to the Stockholder, dated the Closing Date, in form and substance satisfactory to the Buyer, to the effect that the Amendment is a duly adopted and effective amendment to the Partnership Agreement and that the Certificates are duly issued and effective pursuant to Article X of the Partnership Agreement;

              (q) such affidavit and indemnity as may reasonably be required by Chicago Title Insurance Company to permit it to provide a loan policy of title insurance in favor of Buyer's lender with respect to Kiln Creek Golf and Country Club, without exception for the existing deed of trust encumbering such property and securing Kiln Creek Golf and Country Club Limited Partnership.

         8.   CONDITIONS TO OBLIGATIONS OF STOCKHOLDER

              The obligations of Stockholder under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of
Stockholder:

              8.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF BUYER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were

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

made on and as of such date, except for any changes consented to in writing by Stockholder. Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

              8.2 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of Buyer to authorize or carry out this Agreement shall have been taken.

              8.3 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on SCHEDULE
4.02 attached hereto.

              8.4 ADVERSE PROCEEDINGS, STATUTES, ETC. No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement, nor shall any governmental authority have enacted, issued, promulgated, enforced or entered any statute, rule or regulation, which has the effect of restraining, prohibiting or otherwise invalidating such transactions.

              8.5 CLOSING DELIVERIES. Stockholder shall have received at or prior to the Closing such documents, instruments or certificates as Buyer may reasonably request including, without limitation:

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                   (a)  such certificates of Buyer's officers and such other
documents evidencing satisfaction of the conditions specified in this SECTION 8 as Stockholder shall reasonably request;

                   (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of Buyer in Delaware;

                   (c) a certificate of the Secretary of Buyer attesting to the incumbency of Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and by-laws delivered pursuant to SECTION 4.01;

                   (d)  payment of the Purchase Price; and

                   (e)  a cross receipt executed by Buyer.

         9.   INDEMNIFICATION

              9.1 BY STOCKHOLDER. Stockholder hereby indemnifies and holds harmless Buyer and the Company and their respective affiliates, officers, directors, employees, agents, successors and assigns from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "LOSSES") in connection with each and all of the following (a "BREACH OF WARRANTY"):

                   (a) any misrepresentation or breach of any representation or warranty made by Stockholder or the Company in this Agreement;

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

                   (b) any breach of any covenant, agreement or obligation of Stockholder or the Company contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

                   (c) any misrepresentation contained in any statement, certificate or schedule furnished by Stockholder or the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                   (d) any claims against, or liabilities or obligations of, the Company with respect to obligations under Employee Plans not specifically assumed by Buyer pursuant to this Agreement and under any severance arrangement or agreement (including, without limitation, any arrangement or agreement providing for the acceleration of any deferred compensation) between the Company and any Subsidiary, on the one hand, and any employees thereof, on the other, and executed prior to the Closing Date;

                   (e) any Losses of the Company or Buyer relating to those certain Deferred Purchase Money Deed of Trust Notes, dated April 29, 1994 in the original principal amount of $1,625,000, made by the Partnership to the order of Kiln Creek Golf and Country Club Limited Partnership (the "Notes") and the Deferred Purchase Money Deed of Trust securing such Notes;

                   (f) any Losses arising from the failure to obtain the prior consent of WMF Washington Mortgage Corp. successor to Washington Mortgage Financial, Ltd., to the transactions described herein, as they pertain to the Gauntlet Golf Club;

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

                   (g) any Losses arising from the failure to obtain the consent of the lessor of the Gauntlet Golf Club and the Countryside Golf Club prior to consummation of the transactions described herein, as they pertain to the Gauntlet Golf Club and the Countryside Golf Club, respectively;

                   (h) any Losses arising from any encroachments or other items which could be disclosed by a certified real property survey (showing all tees and greens) of the Gauntlet and Prince William properties which could materially impair the operation of such properties as a golf course (and for all associated uses) as currently operated. At such time as Buyer is provided with such surveys which do not disclose any such encroachment or other items, this indemnification shall be of no further force and effect;

                   (i) any Losses resulting from any claims against, or liabilities or obligations of the Company and its Subsidiaries under any agreement described in SECTION 10.01.

              Notwithstanding anything to the contrary contained herein, for purposes of this Section 9.01, any representations, warranties, covenants or agreements of the Stockholder or the Company qualified as to materiality or as to "material adverse effect" or words to that effect (except in the case of Section 3.06 hereof) shall be deemed not to be so qualified for purposes of determining whether a breach of such representation, warranty, covenant or agreement shall have occurred for purposes of this Section 9.01.

              All liability and indemnification obligations with respect to Taxes shall be governed by SECTION 10 below.

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

              9.2 BY BUYER. Buyer hereby indemnifies and holds harmless Stockholder, the Company and the stockholders (directly and indirectly) of Stockholder and their respective Affiliates, officers, directors, employees, agents, successors and assigns from and against all Losses in connection with each and all of the following:

                   (a) any misrepresentation or breach of any representation or warranty made by Buyer or the Company in this Agreement; and

                   (b) any breach of any covenant, agreement or obligation of Buyer or the Company contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement.

              9.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this SECTION 9, Buyer or the Company, as the case may be, seeking indemnification (the "INDEMNIFIED PARTY"), shall promptly notify the party against which indemnification is claimed (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party PROVIDED, HOWEVER, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in SECTION 9.04 of this

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

Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in
SECTION 9.04.

              9.4 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim which may give rise to indemnity hereunder, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the

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

defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

              9.5 SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION. Except as provided in SECTIONS 9.06(c) and 10.05 hereof, all representations and warranties made by Stockholder and the Company in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of the Indemnified Party until April 1, 2001 and all claims for indemnification with respect to a breach thereof shall thereafter be forever barred if a written claim is not made with respect thereto by April 1, 2001, provided that the representations, warranties, covenants and agreements contained in SECTIONS 3.01, 3.02, 3.03,
3.04 3.07 and SECTIONS 9.01(d), (e), (f), (g), (h) AND (i) shall be in full force and effect until the expiration of any applicable statute of limitations.

              9.6 LIMITATIONS ON AMOUNT. Notwithstanding anything herein to the contrary:

                   (a) No claim or claims under this SECTION 9 may be made against an Indemnifying Party except with respect to Losses exceeding individually or in the aggregate the amount of Seven Hundred Twenty-five Thousand Dollars (US $725,000.00) (at which point the Indemnifying Party shall be liable for all Losses, not just amounts in excess of Seven Hundred Twenty-five Thousand Dollars (US $725,000.00)), other than claims as to a breach of

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representations or covenants made in (i) SECTIONS 3.01 through and including 3.04, (ii) SECTION 3.07, (iii) SECTIONS 9.01(d), (e), (f), (g), (h) AND (i), or (iv) SECTION 10 hereof.

                   (b) No claim or claims under this SECTION 9 may be made against an Indemnifying Party with respect to Losses resulting from a claimed breach of the representation set forth in SECTION 3.10(h), unless the aggregate cost to correct the material defects at an individual Property and to render such Improvements capable of fulfilling their intended function as described in said SECTION 3.10(h) exceeds Seven Hundred Fifty Thousand Dollars ($750,000) per Property (at which point the Indemnifying Party shall be liable for all Losses attributable to the breach of a representation as it applies to such individual Property and not only those Losses exceeding $750,000 for such Property), provided that (i) Losses arising from a breach of such representation as it applies to an individual Property that fail, in the aggregate, to exceed $750,000, shall not apply against the $725,000 "threshold" described in SECTION 9.06(a), (ii) the Indemnifying Parties shall not be liable for Losses, individually or in the aggregate, resulting from a breach of the representation set forth in SECTION 3.10(h) that exceed an amount of Two Million Dollars ($2,000,000.00) for all of the Properties and
(iii) notwithstanding anything to the contrary contain in this Agreement any Losses paid by an Indemnifying Party pursuant to this paragraph shall be applied against the cap described in SECTION 9.06(c).

                   (c) No claim or claims under this SECTION 9 may be made against an Indemnifying Party with respect to Losses which would exceed individually or in the aggregate the amount of Eight Million Dollars (US $8,000,000.00), other than claims as to a breach of representations or covenants made in (i) SECTIONS 3.01 through and including 3.04, (ii) SECTION

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3.06, (iii) SECTION 3.07, (iv) SECTIONS 9.01(d), (e), (f), (g), (h) AND (i),
or (v) SECTION 10, as to which there shall be no cap, nor shall such Losses be applied toward such $8,000,000 cap; and

                   (d)  Notwithstanding the foregoing, the provisions of this
SECTION 9.06 shall not apply to indemnification for any fraudulent breach of any of the Indemnifying Party's representations and warranties. The burden of proving fraud shall be on the Indemnified Party.

         10.  TAX MATTERS.

              10.1 TERMINATION OF TAX AGREEMENTS. Any and all agreements between each common parent of any affiliated group filing a consolidated federal income Tax return of which any of the Company and its Subsidiaries is or has been a member (each a "Common Parent") and any of the Company and its Subsidiaries includible in such Common Parent's consolidated federal income Tax Return are terminated with respect to the Company and its Subsidiaries as of the Closing Date and will have no further effect for any taxable year with respect to the Company and its Subsidiaries for any year from and after the Closing Date. For purposes of this Agreement, "TAX" or "TAXES" means all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

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

              10.2  TAX INDEMNIFICATION BY STOCKHOLDER.

                   (a) Stockholder shall indemnify each Indemnified Person in respect of, and hold each Indemnified Person harmless, on an after-Tax basis, against (w) Losses resulting from any Employee Benefit Plan intended to be qualified under Section 401(k) of the Code failing to be so qualified (together with all Losses of plan participants as a result thereof), (x) Losses resulting from, relating to, or constituting a breach of any representation contained in SECTION 3.12 hereof, (y) the failure to perform any covenant or agreement set forth in this SECTION 10 and (z), without duplication, the following Taxes with respect to the Company and its
Subsidiaries:

                        (i) Any and all Taxes due and payable or accrued but not yet paid by the Company and its Subsidiaries for any and all time periods that end on or before the Closing Date ("PRE-CLOSING PERIODS"); and

                        (ii)   Any liability of the Company and its
Subsidiaries for Taxes of other entities whether pursuant to Treasury Regulation Section 1.1502-6 (or any comparable or similar provision under state, local or foreign law), as transferee or successor or pursuant to any contractual obligation or otherwise.

              For purposes of this SECTION 10.02, any and all transactions or events contemplated by this Agreement that occur on or prior to the Closing Date shall be deemed to have occurred in a Pre-Closing Period.

                   (b) Amounts payable pursuant to this SECTION 10.02 shall be computed after taking into account all Tax consequences to the Indemnified Person of (i) the receipt of (or

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

the right to receive) the indemnification payment and (ii) the incurrence of the liability that gave rise to the right to receive the indemnification payment. Thus, it is the intention of the Parties that the Indemnified Persons be held harmless with respect to the liability that gave rise to the right to the indemnification payment on an after-Tax basis.

                   (c)  All claims for indemnification pursuant to this
SECTION 10 shall be made in accordance with SECTION 9.03 hereof and shall be subject to the provisions of SECTION 9.04 hereof and, for purposes of such Sections, shall be treated as if they had been made pursuant to SECTION 9.03.

              10.3 ALLOCATION OF CERTAIN TAXES. In the case of any Tax that is attributable to a taxable period which begins before the Closing Date and ends after the Closing Date, the amount of Taxes attributable to the Pre-Closing Period and the period commencing on the day immediately following the Closing Date (the "POST-CLOSING PERIOD") shall be determined as follows:

                   (a) Buyer, the Stockholder and the Common Parent of the Company and the Subsidiaries agree that if the Company is permitted but not required under applicable federal, state or local Tax laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

                   (b) Except to the extent provided in subsection (a) of this SECTION 10.03, in the case of ad valorem Taxes imposed on the Company and franchise or similar Taxes imposed on the Company based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, such Taxes shall be allocated between the Pre-

Closing Period and the Post-Closing Period based upon the respective number of days in each such period.

                   (c)  Except to the extent provided in subsections (a) and
(b) of this SECTION 10.03, all other Taxes shall be allocated between the Pre-Closing Period and the Post-Closing Period based upon an interim closing of the books of the Company as of the end of the day on the Closing Date and the computation of the Tax for each resulting period as if the period were a separate taxable period; provided, however, that in no event shall the hypothetical Tax for any period be less than zero.

              10.4 COOPERATION ON TAX MATTERS, ETC. Buyer, the Stockholder and the Common Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to Taxes and the preparation of the Closing Balance Sheet. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; and provided further that no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax periods ending on or prior to the Closing Date and any Tax periods beginning before the

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

Closing Date and ending after the Closing Date until the expiration of any applicable statute of limitations or extensions thereof.

              10.5 TERMINATION OF INDEMNIFICATION. The obligation to indemnify and hold harmless a party hereto pursuant to this SECTION 10 shall terminate thirty (30) days following the expiration of the applicable statute of limitations with respect to the tax liabilities in question (giving effect to any extension thereof).

              10.6  PREPARATION AND FILING OF TAX RETURNS.

                   (a) The Stockholder and the Common Parent shall cause to be prepared and timely filed all Tax returns of the Company and any Subsidiary attributable to all periods that end on or before the Closing Date.

                   (b) Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax returns with respect to the Company and any Subsidiaries or in respect of their businesses, assets or operations.

                   (c) Any Tax return to be prepared and filed by the Buyer or Stockholder or the Common Parent as provided in this SECTION 10.06 shall be prepared on a basis consistent with the last previous similar Tax return. The Buyer shall consult with the Stockholder and the Common Parent concerning each such Tax return to be prepared and filed by the Buyer for periods after the Closing Date and report all items with respect to the portion of the period ending on the Closing Date in accordance with the instructions of the Stockholder to the extent such reporting is allowable without in Buyer's determination significant risk of the imposition of penalties or additions to Taxes as determined by the Buyer in consultation with its

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tax advisors. Buyer shall cause the Company to provide the Stockholder with a copy of each such proposed tax return (and such additional information regarding such tax return as may reasonably be requested by Stockholder) at least 45 days prior to the filing of such tax return, except that (i) in the case of a tax return relating to a monthly taxable period, the copy shall be provided to Stockholder at least 10 days prior to the filing of such tax return and (ii) in the case of a tax return due within 90 days following the Closing Date, the copy shall be provided to Stockholder in such shorter period of time prior to filing as Buyer shall reasonably determine to be practicable.

              10.7 ELECTION PURSUANT TO SECTION 338(h)(10). Common Parent and Buyer shall jointly make an election pursuant to Section 338(h)(10) of the Code (and any corresponding provisions under state, local or foreign law) with respect to the acquisition of the Company and the Subsidiaries pursuant to this Agreement. The Common Parent will pay any Taxes attributable to such elections and will indemnify Buyer, the Company and its Subsidiaries in accordance with SECTION 10.02 against any adverse consequences arising out of any failure to pay such Taxes. The Common Parent also will pay any state, local or foreign Tax and indemnify the Buyer in accordance with SECTION 10.02 against adverse consequences arising out of any failure to pay such taxes attributable to an election under state, local, or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the stock of the Company and its Subsidiaries. The Common Parent and Buyer shall comply fully with all filing and other requirements necessary to effectuate such elections on a timely basis and agree to

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

cooperate in good faith with each other in the preparation and timely filing of any Tax returns required to be filed in connection with the making of such elections, including but not limited to the exchange of information and the preparation by the Buyer and, after approval by the Seller, the joint filing of IRS Form 8023 or successor form and related schedules by the Buyer, after review and approval by the Common Parent. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge that Buyer shall not receive any basis step-up with respect to the assets of Mequon Country Club, Inc. by virtue of the filing of an election under IRC Section 338(h)(10) by the Company. The parties agree that the aggregate consideration received by the Stockholder plus the amount of the liabilities of the Company and its Subsidiaries (plus any other relevant items) will be allocated to the assets of the Company and the Subsidiaries for all purposes (including Tax and financial accounting purposes) as shown on SCHEDULE 10.07. The Buyer, the Company, its Subsidiaries, Stockholder and the Common Parent will file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

         11.  POST-CLOSING AGREEMENTS

              11.1 EMPLOYEES. (a) Buyer shall ensure that all persons who were employed by the Company and Subsidiaries as of the Closing Date, including those on vacation, leave of absence or disability (the "EXISTING EMPLOYEES"), will remain employed in a comparable position on and immediately after the Closing Date for such period of time as determined by Buyer in its sole and absolute discretion, at not less than the same base rate of pay and subject to the same terms and conditions as existed immediately prior to the Closing Date, except as

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

otherwise provided in this SECTION 11.1. The preceding sentence shall not preclude the Buyer from terminating the employment of any such person in accordance with such terms and conditions of employment and applicable law. Notwithstanding the foregoing, Buyer shall not, at any time prior to 60 days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), or comparable state law, affecting in whole or in part any facility, site of employment, operating unit or employee of any of the Company or the Subsidiaries without complying fully with the requirements of WARN.

                   (b) To the extent permissible under applicable law and to the extent that service is relevant for purposes of eligibility and vesting under any employee benefit plan, program or arrangement established or maintained by Buyer (other than any defined benefit pension plan) following the Closing Date for the benefit of the Existing Employees at such time as any employee benefit plan, program or arrangement is made available to the Existing Employees, such plan, program or arrangement shall credit such employees for service on or prior to the Closing Date that was recognized by the Company or any Subsidiary, as the case may be, for purposes of employee benefit plans, programs or arrangements (including vacation policies) maintained by any of them. In addition, with respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) established or maintained by Buyer following the Closing Date for the benefit of the Existing Employees, to the extent permissible under applicable law, such plan shall waive any pre-existing condition exclusions and provide that any covered expenses incurred during the 1999 plan year on or before the Closing Date by an Existing

Employee or by a covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out-of-pocket provisions after the Closing Date.

                   (c) Buyer agrees that either Buyer, the Company or a Subsidiary will make COBRA continuation coverage available to individuals who are employees of the Company or a Subsidiary as of the Closing Date and eligible for COBRA continuation coverage pursuant to the terms of their employment.

                   (d) For a period of one year following the Closing Date, Buyer shall provide the Existing Employees who are retained by Buyer with benefits that either are (i) substantially comparable, in the aggregate, to the benefits provided under the Employee Benefit Plans as in effect immediately prior to the Closing Date or (ii) the same as the benefits generally made available to a majority of the Buyer's similarly situated employees. The preceding sentence shall not preclude the Buyer from terminating the employment of any such person in accordance with such terms and conditions of employment and applicable law.

              11.2 LIQUOR LICENSES. Promptly after Closing, Buyer shall diligently pursue, with the reasonable cooperation of Stockholder, the transfer of any liquor licenses in existence as of the date of Closing with respect to the Real Estate or the Leased Real Property, to the extent required by applicable law or regulation as a result of the transactions described herein.

              11.3 EMPLOYEE PLAN TRANSFER. Buyer agrees to establish for the benefit of those employees of the Company and the Subsidiaries that presently participate in the 401(k) plan administered for such employees by Stockholder and/or its Common Parent a substantially

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

similar plan and Stockholder agrees to transfer to such plan all of the assets and liabilities of the employees of the Company and Subsidiaries participating in the existing plan.

         12.  TERMINATION OF AGREEMENT; OPTION TO PROCEED; DAMAGES

              12.1 TERMINATION BY LAPSE OF TIME. This Agreement shall terminate at 5:00 p.m., Washington, D.C. local time, on the sixtieth (60th) day (the "Termination Date") following the Opening of Escrow, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Company, Buyer and Stockholder; provided, however, that in the event Stockholder has failed to satisfy the closing conditions set forth in Article 7 on or prior to the Termination Date, either Stockholder or Buyer may extend the Termination Date, one time only, until the earlier of (i) the tenth (10) day after all such conditions set forth in Article 7 have been satisfied or waived, or (ii) the sixtieth
(60th) day after the initial Termination Date, provided that no such extension of the Termination Date under this Section 12.01 shall occur in the event that the Termination Date has otherwise been extended in accordance with Section 7.06. In the event of such termination, Buyer shall have no further obligation or liability to Stockholder or the Company under this Agreement, and Stockholder shall have no further obligation or liability to Buyer under this Agreement other than to cause the Deposit to be delivered to Buyer.

              12.2 TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated at any time by the mutual written agreement of the parties hereto. In the event of such termination by agreement, Buyer shall have no further obligation or liability to Stockholder

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

or the Company under this Agreement, and Stockholder shall have no further obligation or liability to Buyer under this Agreement other than to cause the Deposit to be delivered to Buyer.

              12.3 TERMINATION BY REASON OF BREACH. This Agreement may be terminated by Stockholder, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of Buyer or the failure by Buyer to perform any material condition or obligation hereunder, and may be terminated by Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of Stockholder, the Company or any of the Subsidiaries or the failure of Stockholder, the Company or any of the Subsidiaries to perform any material condition or obligation hereunder (such a breach by Stockholder, the Company or any of the Subsidiaries shall be referred to herein as a "PRE-CLOSING BREACH"); provided that such breach is not capable of being cured prior to the Closing, by the exercise of commercially reasonable efforts, and further provided that the terminating party has satisfied all conditions precedent to the breaching party's obligations set forth in SECTION 7 or 8, as the case may be, on or prior to the date the terminating party has given notice of termination to the breaching party.

              12.4 DEFAULT BY BUYER. In the event this Agreement is terminated by Stockholder in accordance with SECTION 12.03 hereof, Stockholder shall be entitled, as its sole remedy, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement, it being agreed among the parties hereto that the actual damages to Stockholder in the event of such breach are impractical to ascertain and the amount of the

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

Deposit is a reasonable estimate thereof and Buyer shall have no further obligation to the Company or the Stockholder under this Agreement.

              12.5 DEFAULT BY STOCKHOLDER OR THE COMPANY. In the event the transaction described herein is not consummated due to Stockholder's or the Company's default hereunder, Buyer shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit, or (b) to enforce specific performance of Stockholder's and the Company's obligations hereunder in accordance with the terms of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Stockholder or Stockholder's or the Company's hereunder. Buyer expressly waives its rights to seek damages against the Stockholder or the Company in the event Buyer terminates this Agreement in accordance with
SECTION 12.03 hereof by reason of a Pre-Closing Breach by Stockholder, the Company or any of the Subsidiaries. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit pursuant to CLAUSE (a) above if Buyer terminates this Agreement in accordance with SECTION 12.03 and thereafter fails to file suit for specific performance against Stockholder and the Company on or before thirty (30) days following the date upon which Closing was to have occurred.

              12.6 EFFECT UPON TERMINATION. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section, this Agreement shall become void and of no further force and effect, except for the provisions of (a) SECTION 5 relating to publicity, (b) SECTION 13 relating to finder's fees and broker's fees, and (c) this SECTION 12. Nothing in this SECTION 12 shall be

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

deemed to release either party from any liability for any willful breach by such party of the terms and provisions of this Agreement.

         13.  BROKERS

              13.1 FOR STOCKHOLDER, THE COMPANY AND THE SUBSIDIARIES. Stockholder, the Company and the Subsidiaries represent and warrant that, other than Goldman, Sachs & Co., no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. Stockholder agrees to pay all fees, expenses and other compensation owed to Goldman, Sachs if, as and when the Closing shall occur hereunder, pursuant to a separate agreement. Stockholder agrees to indemnify and hold harmless Buyer, the Company and its Subsidiaries against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of Stockholder, the Company or the Subsidiaries.

              13.2 FOR BUYER. Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. Buyer agrees to indemnify and hold harmless Stockholder against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of Buyer.

         14.  NOTICES

              Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by facsimile, Federal Express (or other

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

nationally recognized overnight delivery service), registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

              To Buyer:

                       Apollo Real Estate Investment Advisors, Inc.
                       1301 Avenue of the Americas
                       38th Floor
                       New York, NY  10019
                       Facsimile:       (212) 515-3283
                       Attention:       Rick Koenigsberger

              With copies to:

                       Morgan, Lewis & Bockius LLP
                       300 South Grand Avenue
                       Twenty-Second Floor
                       Los Angeles, CA 90071
                       Facsimile:       (213) 612-2554
                       Attention:       Anthony Ciasulli, Esq.

                       Meadowbrook Golf Group, Inc.
                       345 N. Maple Drive, Suite 290
                       Beverly Hills, California 90210
                       Facsimile:       (310) 274-3285
                       Attn:  Arnold Rosenstein

              To Stockholder:

                       KSL Golf Holdings, Inc.
                       56-140 PGA Boulevard
                       La Quinta, California  92253
                       Facsimile:       (760) 564-4880
                       Attn:  Michael S. Shannon

              With copies to:

                       KSL Recreation Corporation
                       56-140 PGA Boulevard
                       LaQuinta, California  92253
                       Facsimile:       (760) 564-4880
                       Attn:  Michael S. Shannon

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

                                and

                       Hale and Dorr LLP
                       1455 Pennsylvania Avenue, N.W.
                       Suite 1000
                       Washington, D.C.  20004
                       Facsimile:       (202) 942-8484
                       Attn:    Steven S. Snider, Esq.

              To the Company:

                       KSL Fairways Golf Corporation
                       9540 Center Street
                       Suite 300
                       Manassas, Virginia  22110
                       Facsimile:       (703) 330-9407
                       Attn:    Mark Burnett

              With copies to:

                       KSL Recreation Corporation
                       56-140 PGA Boulevard
                       LaQuinta, California  92253
                       Facsimile:       (760) 564-4880
                       Attn:  Nola Dyal, Esq.

                                and

                       Hale and Dorr LLP
                       1455 Pennsylvania Avenue, N.W.
                       Suite 1000
                       Washington, D.C.  20004
                       Facsimile:       (202) 942-8484
                       Attn:    Steven S. Snider, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or via facsimile, (b) one business day

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

after being sent, if sent by overnight delivery service, or (c) three business days after being sent, if sent by registered or certified mail.

         15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Buyer, on the one hand, and Stockholder, the Company and the Subsidiaries, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement, and its rights and obligations hereunder, to an affiliate (as such term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended). Any assignment in contravention of this provision shall be void. No assignment shall release Buyer, Stockholder, the Company or the Subsidiaries from any obligation or liability under this Agreement.

         16.  ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS.

              (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto (including, without limitation, that certain letter agreement (the "Letter Agreement," dated as of the date hereof, among Buyer, the Company and the Stockholder) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. Buyer, by the consent of its Board of Directors or officers authorized by such Board, and Stockholder may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Buyer and Stockholder.

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

              (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

         17. SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         18. INVESTIGATION OF THE PARTIES. All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

         19. EXPENSES. Except as otherwise expressly provided herein, Buyer, on the one hand, and Stockholder, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. In no event will any of the fees or expenses incurred in connection with this transaction by Stockholder, including, without limitation, the fees and expenses of counsel to Stockholder, be billed to or paid by the Company or any Subsidiary. In the event that any sales, transfer or other similar taxes arising out of the conveyance of the Shares and/or any of the properties owned by the Company or any Subsidiary shall be applicable, all such taxes shall be split equally by Stockholder and Buyer.

         20. LEGAL FEES. In the event that legal proceedings are commenced by Buyer against Stockholder (or the Company, if the transactions contemplated hereby are not consummated), or by Stockholder against Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

         21. SUBMISSION TO JURISDICTION. Each of Buyer, Stockholder and the Company irrevocably submits to the exclusive jurisdiction of (a) any state court located in Wilmington, Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Buyer, Stockholder and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Buyer, Stockholder and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any state court located in Wilmington, Delaware, or (b) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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

         22. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         23. NO THIRD-PARTY BENEFICIARIES. Nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and their permitted assigns, any legal or equitable rights hereunder.

         24. SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         26. LIMITED RECOURSE. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any officer, director, individual shareholder, employee or agent of Stockholder, the Company or any Subsidiary or any affiliate thereof have any personal liability for performance of any obligation owed by Stockholder or the Company hereunder.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                    COMPANY:

                                    KSL FAIRWAYS GOLF CORPORATION


                                    By:
                                        --------------------------------------
                                        Name:
                                        Title:



                                    STOCKHOLDER:

                                    KSL GOLF HOLDINGS, INC.


                                    By:
                                        --------------------------------------
                                        Name:
                                        Title:

                                    BUYER:

                                    APOLLO REAL ESTATE INVESTMENT FUND IV, L.P.

                                    By: Apollo Real Estate Advisors IV, L.P.
                                        General Partner

                                    By: Apollo Real Estate Capital Advisors IV,
                                          Inc.
                                        General Partner


                                    By:
                                        --------------------------------------
                                        Name:
                                        Title:





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